Filed Pursuant to Rule 424(b)(3)
File Number 333-123906

PROSPECTUS SUPPLEMENT NO. 13

Prospectus Supplement No. 13 dated December 7, 2005
to Prospectus declared effective on April 21, 2005,
as supplemented by
Prospectus Supplement No. 1
dated May 11, 2005
Prospectus Supplement No. 2
dated May 12, 2005
Prospectus Supplement No. 3
dated May 17, 2005
Prospectus Supplement No. 4
dated July 19, 2005
Prospectus Supplement No. 5
dated July 28, 2005
Prospectus Supplement No. 6
dated July 28, 2005
Prospectus Supplement No. 7
dated August 25, 2005
Prospectus Supplement No. 8
dated September 12, 2005
Prospectus Supplement No. 9
dated September 20, 2005
Prospectus Supplement No. 10
Dated October 6, 2005
Prospectus Supplement No. 11
Dated November 3, 2005
(Registration No. 333-123906)
Prospectus Supplement No. 12
Dated November 7, 2005

ANSWERS CORPORATION

This Prospectus Supplement No. 13 supplements our Prospectus dated April 21, 2005, as supplemented by Prospectus Supplement No. 1 dated May 11, 2005, Prospectus Supplement No. 2 dated May 12, 2005, Prospectus Supplement No. 3 dated May 17, 2005, Prospectus Supplement No. 4 dated July 19, 2005, Prospectus Supplement No. 5 dated July 28, 2005, Prospectus Supplement No. 6 dated July 28, 2005, Prospectus Supplement No. 7 dated August 25, 2005, Prospectus Supplement No. 8 dated September 12, 2005, Prospectus Supplement No. 9 dated September 20, 2005, Prospectus Supplement No. 10 dated October 6, 2005, Prospectus Supplement No. 11 dated November 3, 2005 and Prospectus Supplement No. 12 dated November 7, 2005. The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering, other than the exercise price, if any, to be received upon exercise of the warrants and options referred to in the Prospectus. You should read this Prospectus Supplement No. 13 together with the Prospectus and Prospectus Supplements Nos. 1, 2, 3, 4, 5, 6, 7, 8, 9, 10, 11 and 12 thereto.

This Prospectus Supplement No. 13 includes the following documents, as filed by us with the Securities and Exchange Commission:
  The attached Current Report on Form 8-K of Answers Corporation dated December 7, 2005.

Our common stock is listed on the Nasdaq National Market under the symbol “ANSW.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus Supplement.  Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 13 is December 7, 2005.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): December 1, 2005

Answers Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-32255	98-0202855
(Commission File Number)	(IRS Employer Identification No.)

Jerusalem Technology Park
The Tower
Jerusalem, Israel 91481
(Address of Principal Executive Offices)

+972-2-649-5000
(Registrant’s Telephone Number, Including Area Code)

_______________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Purchase Agreement

On December 1, 2005 (the “Closing Date”), Answers Corporation, a Delaware corporation (the “Company”), Brainboost Partnership, a New York general partnership (“Seller”), Assaf Rozenblatt, an individual (“Rozenblatt”), Edo Segal, an individual and Jon Medved, an individual (collectively, the “Seller Partners”), entered into a certain Purchase Agreement, pursuant to which the Company purchased the entire limited liability interests of Brainboost Technology, LLC, a Delaware limited liability company (“Brainboost”) from Seller (the “Acquisition”). A copy of the Purchase Agreement is attached to this report as Exhibit 10.1.

The Company, as a result of the Acquisition, took title to and possession of those certain assets owned by Brainboost, including, among other things, all intellectual property rights associated with a functionality known as the Brainboost Answer Engine, a cutting-edge Artificial Intelligence technology targeting natural language search on the World-Wide-Web (the “Technology”).

Pursuant to the Agreement, the Company paid Seller an aggregate of $4,000,000 in cash and 439,000 shares of common stock of the Company (“Stock Consideration”).

The Stock Consideration is subject to a lock-up agreement for a period of 12 months from the Closing Date, except that (i) 1/12 of the Stock Consideration shall be released from lock-up each 30 day period after the Closing Date for the first 6 months, (ii) an additional 25% of the Stock Consideration shall be released from lock-up 9 months after the Closing Date and (iii) the remaining Stock Consideration shall be released from lock-up 1 year after the Closing Date (the “Anniversary”).

According to the Agreement, the Seller is entitled to certain price protection rights, whereby a drop of the Company’s stock price below a certain threshold, within a certain timeframe, would trigger Seller’s right to receive from the Company certain compensation for the reduction in the Stock Consideration’s value (the “Price Protection”). The Price Protection is also subject to cancellation at the cumulative occurrence of certain conditions relating to the market price of the Stock Consideration, the registration of the Stock Consideration, and other criteria.

Registration Rights Agreement

The Stock Consideration, in the form of restricted stock, is subject to a Registration Rights Agreement entered into among the Company, the Seller and the Seller Partners on the Closing Date (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, the Company agreed to file a registration statement to register the Stock Consideration with the Securities and Exchange Commission within 75 days of the Closing Date. The Company agreed to use its reasonable best efforts to cause the registration statement to be declared effective under the Securities Act of 1933 as promptly as possible after the filing thereof, but in any event not later than 120 days after the Closing Date. The Seller and the Seller Partners are entitled to partial liquidated damages in the event that the registration statement is not filed or declared effective within such time periods. A copy of the Registration Rights Agreement is attached to this report as Exhibit 10.2

Employment Agreement

On the Closing Date, the Company entered into an Employment Agreement with Rozenblatt, with an effective date of December 5, 2005 (“Employment Agreement”). Pursuant to the Employment Agreement, Rozenblatt will join the Company as Director of Natural Language Research and will take charge of the integration and further development of the Technology within Answers’ systems and proprietary products. Rozenblatt will be entitled to a base salary of $120,000 (and other standard benefits commensurate with his position). A copy of the Employment Agreement is attached to this report as Exhibit 10.3.

Item 2.01 Completion of Acquisition or Disposition of Assets

Information responsive to this Item relating to the Company’s acquisition of Brainboost on the Closing Date is incorporated by reference to the disclosures concerning the Purchase Agreement set forth in Item 1.01 of this report

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Item

Under the Purchase Agreement’s Price Protection clause, in the event that the average closing price of the Company’s common stock for the 20 consecutive trading days immediately preceding the Anniversary (the “Anniversary Price”) is less than the Closing Price, the Company at its option shall, with respect only to any of the Stock Consideration held by the Seller and/or the Seller Partners on the Anniversary, either repurchase in cash such portion of the Stock Consideration at the Closing Price or pay the Seller in cash for each such share the difference between the Closing Price and the Anniversary Price.

In the event that, at any time prior to the Anniversary, the average closing price of the Company’s common stock is 130% or more of the Closing Price, and certain other conditions relating to the lock-up and registration of the Stock Consideration are met, then the Price Protection is subject to cancellation.

Item 3.02 Unregistered Sales of Equity Securities

Information responsive to this Item relating to the Company’s issuance of 439,000 shares of its common stock in connection with the Acquisition, on the Closing Date, is incorporated by reference to the disclosures concerning the Purchase Agreement set forth in Item 1.01 of this report. The shares of common stock were issued as consideration for the acquisition of Brainboost.

Item 9.01 Financial Statements and Exhibits

(a)	Financial Statements of Business Acquired.

Financial statements for Brainboost Technology, LLC will be filed under cover of a Form 8-K/A no later than February 14, 2005, if required.

(b)	Pro Forma Financial Information.

Pro forma financial information for the Brainboost Technology, LLC acquisition will be filed under cover of a Form 8-K/A no later than February 14, 2005, if required.

(c)	Exhibits.

10.1	Purchase Agreement dated December 1, 2005 among Answers Corporation, Brainboost Partnership, Assaf Rozenblatt, Edo Segal and Jon Medved.
10.2	Registration Rights Agreement dated December 1, 2005 among Answers Corporation, Brainboost Partnership, Assaf Rozenblatt, Edo Segal and Jon Medved.
10.3	Employment Agreement dated December 1, 2005 between Answers Corporation and Assaf Rozenblatt.
99.1	Press release of Answers Corporation dated December 6, 2005.
99.2	Position Paper relating to the Technology

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANSWERS CORPORATION

By:	/s/ Steven Steinberg
Steven Steinberg
Dated: December 7, 2005	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Purchase Agreement dated December 1, 2005 among Answers Corporation, Brainboost Partnership, Assaf Rozenblatt, Edo Segal and Jon Medved.
10.2	Registration Rights Agreement dated December 1, 2005 among Answers Corporation, Brainboost Partnership, Assaf Rozenblatt, Edo Segal and Jon Medved.
10.3	Employment Agreement dated December 1, 2005 between Answers Corporation and Assaf Rozenblatt.
99.1	Press release of Answers Corporation dated December 6, 2005.
99.2	Position Paper relating to the Technology

PURCHASE AGREEMENT

DATED AS OF

DECEMBER 1, 2005

AMONG

ANSWERS CORPORATION, as Buyer,

BRAINBOOST PARTNERSHIP, as Seller,

ASSAF ROZENBLATT

EDO SEGAL

AND JON MEDVED

THIS PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of December 1, 2005 among ANSWERS CORPORATION, a Delaware corporation ("Buyer"), BRAINBOOST Partnership, a New York partnership (the "Seller") and Assaf Rozenblatt, Edo Segal and Jon Medved (collectively, the "Partners" and individually, a “Partner”).

WHEREAS, the Seller owns all of the issued and outstanding membership interests of Brainboost Technology, LLC, a Delaware limited liability company (the “Company”) which is engaged in the business set forth on Schedule A of this Agreement (the “Business”); and

WHEREAS, the Seller desires to sell to the Buyer, and the Buyer desires to purchase from the Seller, all of the issued and outstanding membership interests of the Company;

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1.

PURCHASE AND SALE OF THE INTERESTS

1.1. PURCHASE AND SALE. In accordance with the provisions of this Agreement, the Seller hereby sells, transfers, assigns and delivers free from all liens, charges and Encumbrances to the Buyer, and the Buyer hereby purchases, acquires and accepts from the Seller, the right, title and interest in and to all of the membership interests of the Company (the “Interests”).

1.2. EXCLUDED LIABILITIES. The Buyer shall not assume or be bound by any obligations or liabilities of the Seller or any affiliate of the Seller (other than the Company), of any kind or nature, known, unknown, accrued, absolute, contingent or otherwise, whether now existing or hereafter arising.

1.3. PURCHASE PRICE.

(a) PAYMENT OF CONSIDERATION. The aggregate purchase price payable for the Interests consists of:

(i) an aggregate of $4,000,000 in cash (the "Cash Consideration") less $75,000 previously paid to the Seller and the Partners pursuant to the Letter Agreement dated September 9, 2005, as amended October 31, 2005 and November 17, 2005, among the Seller, the Buyer and the owners of the partnership interests of the Seller; and

(ii) Four Hundred and Thirty Nine Thousand (439,000) shares, being such number of shares of common stock, $0.001 par value per share, of the Buyer (the “Stock Consideration”) as have an aggregate value of approximately Four Million Five Hundred Thousand ($4,500,000) Dollars based upon $10.2575 per share (the “Closing Price”).

(b) COMMON STOCK PRICE PROTECTION RIGHT.

(i)
Notwithstanding anything contained in this Section 1.3 to the contrary, in the event that the average closing price of the Buyer’s common stock on the NASDAQ National Market (or other principal exchange the Buyer’s common stock is traded on) for the 20 consecutive trading days (“Average Closing Price”) immediately preceding the one year anniversary of the Closing Date (the “Anniversary”), is less than the Closing Price, the Buyer at its option shall, with respect only to any of the Stock Consideration held by the Seller and/or the Partners on the Anniversary (subject to Section 1.3(b)(ii)), either (A) repurchase in cash such portion of the Stock Consideration at the Closing Price or (B) pay the Seller in cash for each such share the difference between the Closing Price and the Average Closing Price immediately preceding the Anniversary. The Buyer shall have 30 days after the Anniversary (the “Election Period”) in which to notify the Seller of its election whether to repurchase the relevant portion of the Stock Consideration or pay such difference between the Closing Price and the Average Closing Price immediately preceding the Anniversary and to close the transaction (the “Adjustment Closing”). Notwithstanding the foregoing, the Seller and its Partners may sell any or all of the Stock Consideration during the Election Period. For any of the Stock Consideration sold during the Election Period and prior to the Adjustment Closing at a price higher than the Average Closing Price immediately preceding the Anniversary but lower than the Closing Price, the Buyer shall pay the Seller in cash for each such share sold, the difference between the Average Closing Price immediately preceding the Anniversary and such higher price. If at any time after the date hereof, the number of outstanding shares of Common Stock of the Buyer is (i) increased by a stock dividend payable in shares of Common Stock or by a subdivision or split of shares of such class of Common Stock or (ii) decreased by a combination or reverse split of shares of Common Stock, then, following the record date fixed for the determination of holders of Common Stock entitled to receive the benefits of such stock dividend, subdivision, split-up, reverse split-up or combination, the Closing Price shall be proportionately reduced, in the case of an increase in shares of Common Stock outstanding, or proportionately increased, in the case of a decrease in shares of Common Stock outstanding, in both cases by the ratio which the total number of shares of Common Stock to be outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately prior to such event.

(ii)
If upon written notice, at any time prior to the Anniversary, (A) the Buyer notifies the Seller and the Partners (“Notification Date”) that the Average Closing Price immediately preceding the Notification Date is 130% or more of the Closing Price, (B) the Seller was not restricted from selling any of the Stock Consideration by Buyer during the 20 consecutive trading days immediately preceding the Notification Date (the “Unrestricted Shares”), (C) the Registration Statement (as defined herein) is effective as to the Unrestricted Shares and (D) the Seller has not received notification from the Company that it is not able to sell under the Registration Statement as the result of the existence of a Potential Material Event (as defined in the Registration Rights Agreement) , then such Unrestricted Shares shall not be subject to the Common Stock Price Protection Right referred to in Section 1.3(b)(i). Notwithstanding the foregoing, in the event that the Seller and/or the Partners fail to materially transfer Intellectual Property Rights (including any related know-how) the Buyer will be acquiring pursuant to this Agreement, the Common Stock Price Protection Right referred to in Section 1.3(b)(i) shall be null and void with respect to any of the Stock Consideration held, directly or indirectly, by Assaf Rozenblatt. The failure of Mr. Rozenblatt to voluntarily terminate his employment with the Buyer prior to the Anniversary (for reasons other than disability or death) or the failure of the Buyer to terminate his employment pursuant to Sections 3.4(i), (ii) or (iv) of the Employment Agreement (as defined herein)) prior to the Anniversary, shall constitute an irrebutable presumption and conclusive proof that the Intellectual Property Rights (including any related know-how) have been materially transferred. Termination of the Employment Agreement by the Buyer pursuant to Sections 3.4(i), (ii) or (iv) of the Employment Agreement prior to the Anniversary or the voluntary termination by Mr. Rozenblatt of his employment with the Company (for reasons other than disability or death) prior to the Anniversary shall constitute an irrebutable presumption and conclusive proof that the Intellectual Property Rights (including any related know-how) have not been materially transferred.

(c) COMMON STOCK LOCK-UP. The Seller agrees not to sell, assign, transfer, pledge, hypothecate or otherwise dispose of any of the Stock Consideration until after the Anniversary (the “Lock-up Agreement”), except that (i) 1/12 of the Stock Consideration shall be released from the Lock-up Agreement each 30 day period after the date hereof for the first 6 months after the date hereof, (ii) an additional 25% of the Stock Consideration shall be released from the Lock-up Agreement 270 days after the date hereof and (iii) the remaining Stock Consideration shall be released from the Lock-up Agreement 365 days after the date hereof. By way of clarification, the release of the Stock Consideration from the Lock-up Agreement shall be cumulative, such that for example, 6 months after the date hereof 50% of the Stock Consideration shall be eligible for sale. Upon notice to the Seller and the Partners, the Buyer has the right, in its sole discretion, to terminate the Lock-up Agreement at any time after the Registration Statement has been declared effective. Notwithstanding the foregoing, provided the Common Stock Price Protection remains in effect, the Seller agrees not to sell any of the Stock Consideration for the 45 days prior to the Anniversary.

(d) REGISTRATION RIGHTS. The Buyer shall file a registration statement with respect to the Stock Consideration, in accordance with the registration rights agreement (the “Registration Rights Agreement”) in the form attached hereto as EXHIBIT A.

(e) TAXES. Each party hereto shall pay any and all municipal, county, state and federal sales and documentary transfer taxes, impositions, liens, leases, assessments and similar charges if any, incurred by such party in connection with the transaction contemplated by this Agreement. Each party shall in a timely manner sign and swear to any return, certificate, questionnaire or affidavit as to matters within its knowledge required in connection with the payment of any such tax.

(f) ESCROW AGREEMENT.

(i) Reference is hereby made to the Escrow Agreement to be dated as of the Closing Date (as defined herein) among the Seller, the Buyer, each of the Partners and a mutually agreeable escrow agent (the “Escrow Agent”) substantially in the form attached hereto as EXHIBIT B (the “Escrow Agreement”). The Escrow Agreement is to be entered into for the purposes of securing the Seller’s obligation to materially transfer the Intellectual Property Rights (and related know-how) and the indemnification obligations of the Seller and the Partners under Article 7 as more fully set forth in such Escrow Agreement.

(ii) At the Closing Date, Buyer shall cause to be deposited with the Escrow Agent to be held by the Escrow Agent and distributed subject to the terms of the Escrow Agreement all of the Stock Consideration to be paid to the Seller and stock powers duly endorsed by the Seller in blank for transfer of such shares (the “Escrowed Shares”) shall be held by the Escrow Agent for the purposes of securing the Seller’s obligation to materially transfer the Intellectual Property Rights (and related know-how) and the indemnification obligations of the Seller and the Partners under Article 7 as more fully set forth in such Escrow Agreement.

1.4. CLOSING. The closing of the transactions contemplated hereunder (the "Closing") will take place on the date hereof (the "Closing Date"), unless another date is agreed to in writing by the parties. The Closing shall take place at the offices of Sichenzia Ross Friedman Ference LLP, 1065 Avenue of the Americas, New York, New York 10018, unless another place is agreed to in writing by the parties. At the Closing,

(a)	the Buyer shall:

(i)	pay the Cash Consideration to the Seller by wire transfer of immediately available funds to such bank account as the Seller shall direct in writing;

(ii)
deliver to American Stock Transfer and Trust Company, the escrow agent, pursuant to the Escrow Agreement entered into on the date hereof among the Buyer, the Seller and each of the Partners, an original certificate representing all of the Stock Consideration, all validly issued, fully paid, non-assessable, not subject to any preemptive rights and free and clear of all liens, claims or Encumbrances other than those created hereby, but subject to a restrictive legend and lockup as set forth in Sections 1.3(c) and 6.1(b);

(iii)	deliver to the Seller the certificates of the Chief Executive Officer of the Buyer described in Sections 5.3(a) and (b) hereof;

(iv)	deliver to the Seller, the Registration Rights Agreement, the Escrow Agreement, and the Employment Agreement, each duly executed by the Buyer; and

(v)
deliver to the Seller, such other documents as the Seller or Sellers’ counsel may reasonably request to demonstrate satisfaction of the conditions and compliance with the covenants set forth in this Agreement; and

(b)	the Seller shall deliver, or cause to be delivered, to the Buyer:

(i)	instruments of transfer, assignment and conveyance in form and substance satisfactory to the Buyer and its counsel, evidencing the sale of the Interests to the Buyer;

(ii)	the certificates of Assaf Rozenblatt, on behalf the Seller described in Sections 5.2(a) and (b) hereof;

(iii)
the Registration Rights Agreement and the Escrow Agreement, duly executed by the Seller and each of the Partners; the Letter Representation (as defined herein), duly executed by the Seller and Assaf Rozenblatt; and the Employment Agreement and Employee Confidentiality Agreement, each duly executed by Assaf Rozenblatt; and

(iv)	such other documents as the Buyer or its counsel may reasonably request to demonstrate satisfaction of the conditions and compliance with the covenants set forth in this Agreement.

1.5. POST-CLOSING ACCESS.

(a) After the Closing, the Buyer shall provide to the Seller and its accountants and attorneys, for any reasonable legal or business purpose, including defending third party claims and preparing such tax returns of the Seller and the Company as may be reasonably required after the Closing, copies of relevant portions of the books and records of Seller and the Company delivered to the Buyer under this Agreement.

(b) After the Closing, the Seller shall provide to the Buyer and its accountants and attorneys, for any reasonable legal or business purpose, including defending third party claims and preparing such tax returns of Buyer as may be reasonably required after the Closing, copies of relevant portions of the books and records of Buyer delivered to the Seller under this Agreement. In addition, Seller shall afford Buyer and its accountants and other representatives reasonable access to all of Seller’s books and records as Buyer may reasonably request.

1.6. FURTHER ASSURANCES. Each party shall, from time to time on being reasonably required to do so by the other party, now or at any time in the future, do or procure the doing of all such acts and/or execute or procure the execution of all such documents in a form reasonably satisfactory to the other party as the other party may reasonably consider necessary for giving full effect to this Agreement and securing to the other party the full benefit of the rights, powers and remedies conferred upon the other party in this Agreement.

ARTICLE 2.

REPRESENTATIONS AND WARRANTIES

As used with respect to the Seller or the Buyer, as the case may be, the term "Material Adverse Effect" or "Material Adverse Change" means (i) any change, event, inaccuracy, violation, circumstance or effect, individually or in the aggregate, that has or is reasonably likely to have a material adverse effect on the business, assets (including intangible assets), operations, results of operations, properties or financial condition of the party and its subsidiaries taken as a whole, other than changes or effects (A) caused by changes in general economic or securities markets conditions, (B) that affect the business in which such party and its subsidiaries operate in general and that do not have a materially disproportionate effect on such party and its subsidiaries or (C) resulting from the announcement or proposed consummation of this Agreement and the transactions contemplated hereby (including any security holder class action litigation arising from allegations of a breach of fiduciary duty relating to this Agreement).

2.1. REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE PARTNERS. Except as otherwise set forth in the disclosure schedule delivered by the Seller to the Buyer concurrently with the execution of this Agreement (the "Seller Disclosure Schedule"), the Seller and the Partners jointly and severally represent and warrant to the Buyer as set forth below. Each exception set forth in the Seller Disclosure Schedule, and any other information included in the Seller Disclosure Schedule, is identified by reference to, or has been grouped under a heading referring to, a specific individual section or subsection of this Agreement (which grouping shall be for reference purposes only); any disclosure in the Seller Disclosure Schedule shall be deemed to be disclosed for the purpose of any section or subsection of this Agreement to which the applicability of such disclosure is reasonably apparent from such disclosure. Inclusion of any information in the Seller Disclosure Schedule shall not be construed as an admission that such information is material to the Seller or any of its Subsidiaries or was not entered into in the ordinary course of business.).

(a) ORGANIZATION; GOOD STANDING; QUALIFICATION AND POWER. The Seller (i) is a partnership duly organized, validly existing and in good standing under the laws of the State of New York, (ii) has all requisite power and authority to (A) own, lease and operate its properties and assets and to carry on its business as now being conducted, (B) to enter into this Agreement, (C) to perform its obligations hereunder and thereunder, and (D) to consummate the transactions contemplated hereby and thereby, and (iii) is duly qualified and in good standing to do business in those jurisdictions listed in Section 2.1(a) of the Seller Disclosure Schedule being all of the jurisdictions, in which the failure to be so qualified and in good standing could reasonably be expected to have a Material Adverse Effect on the Seller. The Seller has delivered to the Buyer true, correct and complete copies of the partnership agreement of the Seller, as amended to the date hereof. The Company (i) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) has all requisite limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and (iii) is duly qualified and in good standing to do business in those jurisdictions listed in Section 2.1(a) of the Seller Disclosure Schedule being all of the jurisdictions, in which the failure to be so qualified and in good standing could reasonably be expected to have a Material Adverse Effect on the Company. The Seller has delivered to the Buyer true, correct and complete copies of the operating agreement of the Company, including all amendments (the “Operating Agreement”) and the Certificate of Formation of the Company.

(b) AUTHORITY; NO CONSENTS. The execution, delivery and performance by the Seller of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of the Seller; and this Agreement when executed and delivered by the Seller will be, duly and validly executed and delivered by the Seller; and this Agreement is a valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, when executed and delivered by the Seller, will be a valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by equitable principles and by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium and similar laws relating to or affecting the rights of creditors generally. Except as set forth in Section 2.1(b) of the Seller Disclosure Schedule, neither the execution, delivery and performance of this Agreement nor the consummation by the Seller of the transactions contemplated hereby, or thereby nor compliance by the Seller with any provision hereof or thereof will (A) conflict with, (B) result in any violation of, (C) cause default under (with or without due notice, lapse of time or both), (D) give rise to any right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any material benefit under or (E) result in the creation of any Encumbrance on or against any assets, rights or property of the Seller or the Company under any term, condition or provision of (x) any instrument, contract or agreement to which the Seller or the Company is a party, or by which the Seller or the Company or any of their respective properties, assets or rights may be bound, (y) any law, statute, rule, regulation, order, writ, injunction, decree, permit, concession, license or franchise of any Governmental Authority applicable to the Seller or the Company or any of their respective properties, assets or rights or (z) the Seller's partnership agreement or the Operating Agreement except with respect to clauses (x) or (y) above, any such conflict, violation, default, right of termination, amendment, cancellation or acceleration or Encumbrance which could not reasonably be expected to have a Material Adverse Effect. Except as set forth on Section 2.1(b) of the Seller Disclosure Schedule, no permit, authorization, consent or approval of or by, or any notification of or filing with, any Governmental Authority or other person is required in connection with the execution, delivery and performance by the Seller of this Agreement or the consummation by the Seller of the transactions contemplated hereby or thereby, except such consents, waivers, authorizations, filings, approvals and registrations which if not obtained or made are not reasonably likely to result in a Material Adverse Effect or materially impair the ability of the Seller and each of the Partners to consummate the transactions contemplated by this Agreement. As used in this Agreement, the term "Encumbrances" shall mean and include security interests, mortgages, liens, pledges, guarantees, charges, easements, reservations, restrictions, clouds, equities, rights of way, options, rights of first refusal and all other encumbrances, whether or not relating to the extension of credit or the borrowing of money; the term “Encumbrances” shall not mean or include any claim or liability for any infringement or other violation of any third-party Intellectual Property Right.

(c) CAPITALIZATION. The only equity interests in the Company are the Interests. The Interests are valid membership interests entitled to the rights, powers and privileges set forth in the Operating Agreement. Except for the obligations set forth in this Agreement, no party has any right or obligation to purchase or sell, or any option or similar right to purchase, any membership interest in the Company. The Interests are freely transferable to the Buyer pursuant to the terms of this Agreement. The Company has not issued any securities other than the Interests. The Interests were not issued in violation of any federal or state securities law or any other legal requirement. Other than this Agreement, there are no outstanding subscriptions, rights, options, warrants, conversion rights, agreements or other claims for the purchase or acquisition from the Company or the Seller of any membership interests of the Company or any other securities of the Company or obligating the Company to issue, repurchase or otherwise acquire any membership interests of the Company or any other securities of the Company or any securities convertible into, exercisable or exchangeable for, or otherwise entitling the holder to acquire any membership interests of the Company or any other securities of the Company.

(d) RIGHT TO TRANSFER. The Seller has good and valid legal title to the Interests and full beneficial ownership thereof and full legal right and power to transfer and deliver to the Buyer such Interests in the manner provided in this Agreement, and upon the purchase of such Interests pursuant to the terms of this Agreement, the Buyer will receive good and valid legal title thereto and full beneficial ownership thereof, free and clear of all liens, restrictions, Encumbrances and rights of others of any kind other than those created or permitted by the Buyer.

(e) OTHER EQUITY INTERESTS. The Company does not have, and has not had at any time, any direct or indirect equity interest in any other corporation, partnership, joint venture, limited liability company or other entity or any commitment to acquire any such equity interest.

(f) FINANCIAL INFORMATION.

(i) Attached as Section 2.1(f) to the Seller Disclosure Schedule are the following financial statements (collectively, the "Seller Financial Statements"):

(1) the unaudited balance sheet of the Seller as at August 31, 2005 (the “Seller Interim Balance Sheet”) and 2004 and the related statements of operations, cash flow and partners' equity for the nine-month periods then ended, prepared by the Seller (the "Seller Interim Financial Statements"); and

(2) the unaudited balance sheets of the Seller as at December 31, 2004 and the interim balance sheet as of August 31, 2005, the related unaudited statements of operations, cash flow and partners' equity for the periods then ended, prepared by the Seller (the “Seller Unaudited Financial Statements”).

(ii) The Seller Financial Statements (A) are in accordance with the books and records of the Seller and (B) fairly present the financial condition of the Seller as at the respective dates indicated and the results of operations of the Seller for the respective periods indicated.

(iii) The Seller maintains accurate books and records reflecting its assets and liabilities.

(iv) The books of account, membership interest books and other records of the Company, all of which have been made available to the Buyer by the Seller, are true, correct and complete.

(g) ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth in Section 2.1(g) of the Seller Disclosure Schedule, at December 31, 2004, with respect to the Seller's Balance Sheet as of such date (the "Current Year-End Balance Sheet"; and the date thereof being the "Current Year-End Balance Sheet Date"), and at August 31, 2005, with respect to the Seller Interim Balance Sheet, respectively, (i) the Seller had no liability or obligation of any nature (whether known or unknown, matured or unmatured, fixed or contingent, secured or unsecured, accrued, absolute or otherwise ("Liability")) required to be set forth on the Current Year-End Balance Sheet or the Seller Interim Balance Sheet, respectively, in order for the Current Year-End Balance Sheet and the Seller Interim Balance Sheet, respectively, to fairly present the financial condition of the Seller at the respective dates thereof, which was not provided for or disclosed thereon, and (ii) all liability reserves established by the Seller and set forth thereon were adequate for all such Liabilities at the respective dates thereof. There were no material loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 issued by the Financial Accounting Standards Board in March 1975 ("FAS No. 5")) which were not adequately provided for on the Current Year-End Balance Sheet and the Seller Interim Balance Sheet, respectively, as required by FAS No. 5. As of the date hereof, the Company does not have any Liabilities, except for liability for taxes on revenue received since its inception on November 23, 2005, which revenue does not exceed $5,000 and will be tendered to Buyer upon receipt.

(h) ABSENCE OF CHANGES. Except as set forth in Section 2.1(h) of the Seller Disclosure Schedule, since the Seller Current Year-End Balance Sheet Date, the Seller has been operated in the ordinary course, and there has not been:

(i) any Material Adverse Change in the business, assets, properties, Liabilities, operations, results of operations, condition (financial or otherwise), prospects or affairs of the Seller

(ii) any damage, destruction or loss, whether or not covered by insurance, having or which are reasonably likely to result in a Material Adverse Effect;

(iii) any Liability in excess of $15,000 created, assumed, guaranteed or incurred, or any material transaction, contract or commitment entered into, by the Seller, other than the license, sale or transfer of the Seller's products to customers in the ordinary course of business;

(iv) any payment, discharge or satisfaction of any material Encumbrance or Liability by the Seller or any cancellation by the Seller of any material debts or claims or any amendment, termination or waiver of any rights of material value to the Seller;

(v) any declaration, setting aside or payment of any dividend or other distribution of any assets of any kind whatsoever with respect to any partnership interests of the Seller, or any direct or indirect redemption, purchase or other acquisition of any such partnership interests of the Seller;

(vi) any issuance by the Seller of any shares of its partnership interests or any debt security or any Equity Rights;

(vii) any license, sale, transfer, pledge, mortgage or other disposition of any material tangible or intangible asset (including any Intellectual Property Rights) of the Seller, other than in the ordinary course of business;

(viii) any termination of, or written indication of an intention to terminate or not renew, any material contract, license, commitment or other agreement between the Seller and any other person;

(ix) any material write-down or write-up of the value of any asset of the Seller, or any material write-off of any accounts receivable or notes receivable of the Seller or any portion thereof;

(x) any increase in or modification of compensation payable or to become payable to any officer employee consultant or agent of the Seller, or the entering into of any employment contract with any officer or employee;

(xi) any increase in or modification or acceleration of any benefits payable or to become payable under any bonus, pension, severance, insurance or other benefit plan, payment or arrangement made to, for or with any officer, employee, consultant or agent of the Seller;

(xii) any loan, advance or capital contribution to or investment in any person or the engagement in any transaction with any employee, officer or securityholder of the Seller, other than advances to employees in the ordinary course of business for travel and similar business expenses

(xiii) any change in the accounting methods or practices followed by the Seller or any change in depreciation or amortization policies or rates theretofore adopted;

(xiv) any change in the manner in which the Seller extends discounts or credit to customers or otherwise deals with customers;

(xvi) any amendments or changes in the Seller's partnership agreement dated effective as of January 8, 2004 and previously provided to the Buyer;

(xvii) any labor dispute or any union organizing campaign;

(xviii) the commencement of any litigation or other action by or against the Seller or any threat of commencement of any litigation or other action against the Seller; or

(xix) any agreement, understanding, authorization or proposal, whether in writing or otherwise, for the Seller to take any of the actions specified in items (i) through (xviii) above.

(i) TAX MATTERS. Except as set forth in Section 2.1(i) of the Seller Disclosure Schedule, the Seller and each other entity (if any) included in any consolidated or combined tax return in which the Seller has been included (i) have filed and will file, in a timely and proper manner, consistent with applicable laws, all Federal, state and local tax returns and tax reports required to be filed by them through the Closing Date (the "Seller Returns") with the appropriate governmental agencies in all jurisdictions in which Seller Returns are required to be filed and have timely paid or will timely pay all amounts shown thereon to be due (“Taxes”); (ii) have paid and shall timely pay all Taxes of the Seller required to have been paid by the Seller on or before the Closing Date; and (iii) currently are not the beneficiary of an extension of time within which to file any Tax return or Tax report. Except as set forth in Section 2.1(i) of the Seller Disclosure Schedule, all such Seller Returns were and will be correct and complete at the time of filing. Except as set forth in Section 2.1(i) of the Seller Disclosure Schedule, all Taxes of the Seller attributable to all taxable periods ending on or before the Closing Date, to the extent not required to have been previously paid, have been adequately provided for on the Current Year-End Balance Sheet and the Seller Interim Balance Sheet (as appropriate) and the Seller will not accrue a Tax Liability from the date of the Current Year-End Balance Sheet up to and including the Closing Date, other than a Tax Liability accrued in the ordinary course of business or for amounts received from Buyer. The Seller has not been notified by the Internal Revenue Service or any state, local or foreign taxing authority that any issues have been raised (and are currently pending) in connection with any Seller Return, and no waivers of statutes of limitations have been given with respect to the Seller that are still in effect. Except as contested in good faith and disclosed in Section 3.1(i) of the Seller Disclosure Schedule, any deficiencies asserted or assessments (including interest and penalties) made as a result of any examination by the Internal Revenue Service or by any other taxing authorities of any Seller Return have been fully paid or are adequately provided for on the Current Year-End Balance Sheet and the Seller Interim Balance Sheet (as appropriate) and the Seller has received no notification that any proposed additional Taxes have been asserted or proposed. The Seller has not made an election to be treated as a "consenting corporation" under Section 341(f) of the Code. The Seller has not agreed to, nor is it required to, make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise. The Seller will not incur a Tax Liability resulting from the Seller ceasing to be a member of a consolidated or combined group that had previously filed consolidated, combined or unitary Tax returns. The Seller is not a party to any agreement or contract with any "disqualified individual" (as defined in Section 280G(c) of the Code) that, by reason of the transactions contemplated hereby and occurring on or prior to the Closing Date or taking into account any other agreements or contracts currently in effect between the Seller and such disqualified individual, will result in the disallowance of any deduction for any payment under such agreement or contract as an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code). The Seller is not, and has not been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation within the meaning of Section 897(c) of the Code. Each Partner is a citizen of the United States.

As used in this Agreement, "Tax" means any of the Taxes and "Taxes" means, with respect to any entity, (A) all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, alternative or add-on minimum taxes, customs duties and other taxes, fees, assessments or charges of any kind whatsoever, together with all interest and penalties, additions to tax and other additional amounts imposed by any taxing authority (domestic or foreign) on such entity and (B) any liability for the payment of any amount of the type described in the immediately preceding clause (A) as a result of being a "transferee" (within the meaning of Section 6901 of the Code or any other applicable law) of another entity or a member of an affiliated or combined group.

(j) TITLE TO ASSETS, PROPERTIES AND RIGHTS AND RELATED MATTERS. The Company’s assets are attached hereto on Schedule B to the Representation Letter. Except as set forth in Section 2.1(j) of the Seller Disclosure Schedule, the Company has good and valid title to all of its assets, properties and interests in properties, real, personal or mixed. Except as set forth in Section 2.1(j) of the Seller Disclosure Schedule, the assets, properties and interests in properties of the Company includes all assets, properties and interests in properties (real, personal and mixed, tangible and intangible) and all rights, leases, licenses and other agreements necessary to enable the Buyer to carry on the Business as presently conducted by the Company.

(k) REAL PROPERTY-OWNED OR LEASED. Except as set forth in Section 2.1(k) of the Seller Disclosure Schedule, the Company does not currently own or lease, nor has it or any of its predecessors ever owned or leased, any real property.

(l) INTELLECTUAL PROPERTY.

(i) Except as disclosed in Section 2.1(l)(i) of the Seller Disclosure Schedule, the Company has good and valid title to, and owns free and clear of all Encumbrances, has the exclusive right to use, sell, transfer, market, manufacture, license (or sublicense), deliver and dispose of, and has the right to bring actions for the infringement of, all Intellectual Property Rights set forth in Schedule B of the Representation Letter (collectively, the " Company Rights").

(ii) Except as disclosed in Section 2.1(l)(ii) of the Seller Disclosure Schedule, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not breach, violate or conflict with any instrument or agreement governing any Company Rights, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Company Right or in any way impair the right of the Company or the Buyer to use, sell, market, manufacture, license (or sublicense), deliver, dispose of, or to bring any action for the infringement of, any Company Right or portion thereof.

(iii) The Seller and the Company are not aware of and have not entered into any agreements to pay royalties, honoraria, fees or other payments to any person by reason of the ownership, use, license (or sublicense), delivery, sale, or disposition of the Company Rights, other than sales commissions paid in the ordinary course of business.

(iv) Except as disclosed in Section 2.1(l)(iv) of the Seller Disclosure Schedule, neither the manufacture, marketing, license (or sublicense), sale, delivery, or use of any product or service currently licensed, sold, manufactured, marketed, delivered or used by the Company or currently under development by the Company, violates any license (or sublicense) or agreement of the Company with any third party or, to the Knowledge of the Seller and each of the Partners, infringes any common law or statutory rights of any other party, including, without limitation, rights relating to defamation, contractual rights, Intellectual Property Rights and rights of privacy or publicity; nor, to the Knowledge of the Seller and each of the Partners, is any third party infringing upon, or violating any license (or sublicense), delivery or agreement with the Company relating to any Company Right; and there is no pending or, to the Knowledge of the Seller and each of the Partners, threatened claim or litigation contesting the validity, ownership or right to use, manufacture, market, sell, license (or sublicense), deliver or dispose of any Company Right, nor has the Seller or the Company received any notice asserting that any Company Right or the proposed use, manufacture, marketing, sale, license (or sublicense), delivery or disposition thereof conflicts or will conflict with the rights of any other party.

(v) Other than professionals bound by ethical obligations of their profession not to disclose such information, all current and past officers, employees and consultants of or to the Seller and the Company, as the case may be, have executed and delivered to and in favor of the Seller and the Company, as the case may be, an agreement regarding the protection of confidential and proprietary information of the Seller and the Company and the assignment variously to the Seller and the Company, as the case may be, of all Intellectual Property Rights arising from the services performed for the Seller and the Company, as the case may be, by such persons (collectively, the "Confidentiality Agreements", the form of which is attached to Section 2.1(l)(v) of the Seller Disclosure Schedule). The Company and the Seller each has taken and will continue through the Closing Date to take all commercially reasonable steps to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all Company Rights.

(vi) Except as set forth in Section 2.1(l)(vi) of the Seller Disclosure Schedule, all works embodying Company Rights that were created, prepared or delivered by consultants, independent contractors or other third parties for the Seller (including any materials and elements created, prepared or delivered by such parties in connection therewith) (A) are and shall constitute "works made for hire" specially ordered or commissioned by the Seller within the meaning of United States' copyright law, or (B) all right, title and interest therein (including any materials and elements created, prepared or delivered by such parties in connection therewith) have been assigned to the Seller or the Company.

(vii) Except as disclosed in Section 2.1(l)(vii) of the Seller Disclosure Schedule, no person has any marketing rights to any of the Intellectual Property Rights of the Company (excluding Intellectual Property Rights licensed to the Company by third parties).

(viii) Section 2.1(l)(viii) of the Seller Disclosure Schedule contains a true and complete list of all (A) of the Company's patents, patent applications, trademarks, trademark applications, trade names, service marks, service mark applications, copyrights, copyright registrations and copyright applications and Internet domain names and applications therefore and (B) other filings and formal actions made or taken pursuant to Federal, state, local and foreign laws by the Company to perfect or protect its interest therein.

(ix) Section 2.1(l)(ix) of the Seller Disclosure Schedule contains a true and complete list of all options, licenses or other agreements of any kind by which Intellectual Property Rights have been granted to the Company from, or granted by the Company to, any other person, except with respect to generally available “off-the-shelf” software.

(x) The operation of the functional elements identified as (i) “Question to Expected Answer Translation” (to the extent such element concerns an algorithm learning process), (ii) “Theme Extraction”, (iii) “Named Entity Expansion” and (iv) “AnswerRank” (to the extent such element concerns an algorithm learning process) in the Master Flow Diagram which represents proprietary technology of Seller embodied in the Brainboost Answers Engine (“BAE”) and which was previously disclosed to Buyer, were not, prior to June 1, 2005: (i) implemented within the BAE on www.brainboost.com<http://www.brainboost.com/> , or (ii) publicly disclosed by Seller.

(xi) As used herein, the term "Intellectual Property Rights" shall mean all industrial and intellectual property rights, including, without limitation, patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, copyrights, copyright registrations, copyright applications, franchises, licenses, databases, "URL's" and Internet domain names and applications therefore (and all interest therein), computer programs and other computer software, user interfaces, know-how, trade secrets, customer lists, proprietary technology, processes and formulae, source code, object code, algorithms, architecture, structure, display screens, layouts, development tools, instructions, templates, marketing materials, inventions, trade dress, logos and designs and all documentation and media constituting, describing or relating to the foregoing.

(m) AGREEMENTS, ETC. Section 2.1(m) of the Seller Disclosure Schedule sets forth a true and complete list of all written or oral contracts, agreements and other instruments not made in the ordinary course of business to which the Company is a party, or made in the ordinary course of business and referred to in clauses (i) through (xvi) of this Section 2.1(m). Except as set forth in Section 2.1(m), the Company is not a party to any agreement, arrangement or understanding, whether written or oral, formal or informal, relating to:

(i) agreements for the development, modification or enhancement of the Company Rights;

(ii) any material distributorship, dealer, sales, advertising, agency, manufacturer's representative, franchise or similar contract or relationship or any other contract relating to the payment of a commission or other fee calculated as or by reference to a percentage of the profits or revenues of the Company or of any business segment of the Company;

(iii) any joint venture, partnership or other agreement or arrangement for the sharing of profits;

(iv) any collective bargaining contract or other contract with or commitment to any labor union;

(v) the future purchase, sale or license of products, material, supplies, equipment or services requiring payments to or from the Company in an amount in excess of $15,000 per annum, which agreement, arrangement or understanding is not terminable on thirty (30) days' notice without cost or other liability at or at any time after the Closing Date, or in which the Company has granted or received manufacturing rights, most favored nations pricing provisions or exclusive marketing or other rights relating to any product, group of products, services, technology, assets or territory;

(vi) any license (whether as licensor or licensee), or sublicense, royalty, permit, or franchise agreement, including, without limitation, any agreement pursuant to which the Company licenses any Company Rights to any third party (other than ordinary course licenses to end-users);

(vii) the employment of any officer, employee, consultant or agent or any other type of contract, commitment or understanding with any officer, employee, consultant or agent which (except as otherwise generally provided by applicable law) is not immediately terminable without cost or other liability at or at any time after the Closing Date;

(viii) profit-sharing, bonus, stock option, stock appreciation right, pension, retirement, disability, stock purchase, hospitalization, insurance or similar plan or agreement, formal or informal, providing benefits to any current or former officer, employee, agent or consultant;

(ix) indenture, mortgage, promissory note, loan agreement, guarantee or other agreement or commitment for the borrowing of money, for a line of credit or for a leasing transaction of a type required to be capitalized in accordance with Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board;

(x) any agreement, instrument or other arrangement granting or permitting any Encumbrance on any of the properties, assets or rights of the Company;

(xi) any lease for real property (whether as lessor or lessee) or any other lease or agreement under which the Company is lessee of or holds or operates any items of tangible personal property owned by any third party;

(xii) contract or commitment for charitable contributions;

(xiii) contract or commitment for capital expenditures individually or in the aggregate in excess of $15,000;

(xiv) any agreement or contract with a "disqualified individual" (as defined in Section 280G(c) of the Code), which could result in a disallowance of the deduction for any "excess parachute payment" (as defined in Section 280G(b)(i) of the Code) under Section 280G of the Code as a result of the transactions contemplated hereby;

(xv) agreement or arrangement for the sale of any assets, properties or rights having a value in excess of $15,000;

(xvi) agreement which restricts the Company from engaging in any aspect of its business or competing in any line of business in any geographic area; or

(xvii) any other agreement, contract or commitment which is material to the Company.

For purposes of this Section 2.1(m), the term "material" shall mean and refer to those agreements, contracts, instruments or arrangements (as applicable) that involve payments or expenditures by or to the Company, or otherwise have an aggregate value, of at least $15,000. The Seller or the Company has furnished to the Buyer true and complete copies of all such agreements or electronic standardized versions of such agreements, listed in Section 2.1(m) of the Seller Disclosure Schedule and (x) each such agreement (A) is the legal, valid and binding obligation of the Company and, to the best knowledge of the Seller and each of the Partners, the legal, valid and binding obligation of each other party thereto, in each case enforceable in accordance with its terms, except as such enforceability may be limited by equitable principles and by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium and similar laws relating to or affecting the rights of creditors generally (B) is to the best knowledge of Seller and each of the Partners in full force and effect and (y) to the Knowledge of the Seller and each of the Partners, except as set forth in Section 2.1(m) of the Seller Disclosure Schedule, the other party or parties thereto is or are not in material default thereunder.

(n) NO DEFAULTS. Each of the Seller and the Company has in all material respects performed all the obligations required to be performed by it to date and is not in default or alleged to be in default under (i) its partnership agreement with respect to the Seller and its Operating Agreement with respect to the Company or (ii) any material agreement, lease, license, contract, commitment, instrument or obligation to which the Seller or the Company is a party or by which any of its properties, assets or rights are or may be bound or affected and, to the best knowledge of the Seller and each of the Partners, there exists no event, condition or occurrence which, with or without due notice or lapse of time, or both, would constitute such a default by it of any of the foregoing.

(o) LITIGATION, ETC. There are no (i) actions, suits, claims, investigations or legal or administrative or arbitration proceedings pending, or to the best knowledge of the Seller and each of the Partners, threatened against either the Seller or the Company, whether at law or in equity, or before or by any Federal, state, local, municipal, foreign or other governmental court, department, commission, board, bureau, agency or instrumentality ("Governmental Authority"), (ii) judgments, decrees, injunctions or orders of any Governmental Authority or arbitrator against either the Seller or the Company or (iii) disputes with customers or vendors. There are no Actions pending or, to the Knowledge of the Seller and each of the Partners, threatened against either the Company or the Seller, with respect to (A) the current employment by, or association with, the Seller or the Company of any of the present officers or employees of, or consultants to, either the Seller or the Company (collectively, the "Designated Persons") or (B) the use, in connection with any business presently conducted by the Seller, the Company or the Buyer, of any information, techniques or processes presently utilized by the Seller, the Company, the Buyer or any of the Designated Persons, that the Seller, the Company, the Buyer or any of the Designated Persons are or would be prohibited from using as the result of a violation or breach of, or conflict with any agreements or arrangements between any Designated Person and any other person, or any legal considerations applicable to unfair competition, trade secrets or confidential or proprietary information. The Seller has delivered to the Buyer all material documents and correspondence relating to such matters referred to in Section 2.1(o) of the Seller Disclosure Schedule.

(p) ACCOUNTS AND NOTES RECEIVABLE. All the accounts receivable and notes receivable owing to the Company as of the date hereof constitute, and as of the Closing Date will constitute, valid and enforceable claims arising from bona fide transactions in the ordinary course of business, and there are no known or asserted claims, refusals to pay or other rights of set-off against any thereof. There is (i) no account debtor or note debtor delinquent in its payment by more than sixty (60) days, (ii) no account debtor or note debtor that has refused (or, to the best knowledge of the Seller and each of the Partners, threatened to refuse) to pay its obligations for any reason, (iii) to the best knowledge of the Seller and each of the Partners, no account debtor or note debtor that is insolvent or bankrupt and (iv) no account receivable or note receivable which is pledged to any third party by the Seller.

(q) COMPLIANCE; GOVERNMENTAL AUTHORIZATIONS. Each of the Seller and the Company has complied and is presently in compliance in all material respects with all Federal, state, local or foreign laws, ordinances, regulations and orders applicable to it or its business (including, without limitation, laws, ordinances, regulations and orders applicable to labor, employment and employment practices, terms and conditions of employment and wages and hours). Except as set forth in Section 2.1(q) of the Seller Disclosure Schedule, (i) each of the Seller and the Company has all Federal, state, local and foreign governmental authorizations, consents, approvals, licenses and permits necessary in the conduct of its business as presently conducted , (ii) such authorizations, consents, approvals, licenses and permits are in full force and effect, (iii) no violations are or have been recorded in respect of any thereof and no proceeding is pending or, to the best knowledge of the Seller and each of the Partners, threatened to revoke or limit any thereof. Section 2.1(q) of the Seller Disclosure Schedule contains a true and complete list of all such governmental licenses, authorizations, consents, approvals, permits, orders, decrees and other compliance agreements under which each of the Seller and the Company is operating, each of the Seller and the Company is not in default or alleged to be in default under any thereof and the Seller has furnished to the Buyer true and complete copies thereof. Except as set forth in Section 2.1(q) of the Seller Disclosure Schedule, none of such authorizations, consents, approvals, licenses and permits shall be affected in any material respect by the transactions contemplated hereby.

(r) ENVIRONMENTAL MATTERS. Each of the Seller and the Company is in compliance with all federal, state, local and foreign laws, common law, rules, codes, administrative orders and regulations relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including without limitation, laws, common law, rules, codes, administrative orders and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products (collectively, "Hazardous Materials") or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, "Environmental Laws") and, to the best knowledge of the Seller and each of the Partners, there are no events or circumstances that could form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or governmental body or agency, against or affecting either the Seller or the Company relating to any Hazardous Materials or the violation of any Environmental Law.

(s) LABOR RELATIONS; EMPLOYEES.

(i) Section 2.1(s) of the Seller Disclosure Schedule sets forth the name, title, department, start date, salary for 2004 and 2005, option grant, any special benefits and termination dates, if applicable, for each employee of the Seller since its inception. Neither the Seller nor the Company employs any employees. Except as set forth in Section 2.1(s) of the Seller Disclosure Schedule, (A) the Seller is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to date or amounts required to be reimbursed to such employees, (B) upon termination of the employment of any such employees, neither the Seller, nor the Buyer will by reason of anything done prior to the Closing be liable to any of such employees for so-called "severance pay" or any other payments, (C) there is no unfair labor practice complaint against the Seller pending before the National Labor Relations Board or any comparable Governmental Authority, (D) there is no labor strike, dispute, slowdown or stoppage actually pending or, to the best knowledge of the Seller and each of the Partners, threatened against or involving the Seller, (E) no labor union has taken any action with respect to organizing the employees of the Seller, (F) neither any grievance nor any arbitration proceeding arising out of or under collective bargaining agreements is pending and no claim therefor has been asserted against the Seller and (G) no employee has informed any officer of the Seller that such employee will terminate his or her employment or engagement with the Seller or the Buyer and the Seller has no reason to believe that the key employees that accept employment with the Buyer will not remain employees of the Buyer for at least ninety (90) days after the Closing. No employee of the Seller is in violation of any term of any employment contract, patent disclosure agreement or any other contract or agreement relating to the relationship of such employee with the Seller or any other party because of the nature of the business conducted or proposed to be conducted by the Seller or the execution and delivery of the Confidentiality Agreement by such employee.

(t) EMPLOYEE BENEFIT PLANS AND CONTRACTS.

(i) Section 2.1(t) of the Seller Disclosure Schedule identifies each "employee benefit plan", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all other written or formal plans or agreements involving direct or indirect compensation (including any employment agreements entered into between the Seller and any Employee, but excluding workers' compensation, unemployment compensation, other government-mandated programs and the Seller's salary and wage arrangements) currently or previously maintained, contributed to or entered into by the Seller or any ERISA Affiliate thereof for the benefit of any Employee or former Employee under which the Seller or any ERISA Affiliate thereof has any present or future material obligation or liability (the "Employee Plans"). Neither the Company nor the Seller has nay Employee Plans. The Seller has made available to the Buyer true and complete copies of all Employee Plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof. For purposes of the preceding sentence, "ERISA Affiliate" shall mean any entity which is a member of (A) a "controlled group of corporations", as defined in Section 414(b) of the Code, (B) a group of entities under "common control", as defined in Section 414(c) of the Code or (C) an "affiliated service group", as defined in Section 414(m) of the Code or treasury regulations promulgated under Section 414(o) of the Code, any of which includes the Seller. Any Employee Plans that individually or collectively would constitute an "employee pension benefit plan", as defined in Section 3(2) of ERISA, but which are not Multiemployer Plans (collectively, the "Pension Plans"), are identified as such in the Seller Disclosure Schedule. For purposes of Section 2.1(t), "Employee" means any common law employee, consultant or officer of the Seller.

(ii) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to the date hereof, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. The Seller has made available to the Buyer copies of the most recently filed Internal Revenue Service Form 5500, the most recent annual or periodic accounting of plan assets and provided the Buyer with copies of the most recent Internal Revenue Service determination letters with respect to any such Employee Plan. Each Employee Plan has been maintained substantially in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including, without limitation, ERISA and the Code, which are applicable to such Employee Plans.

(iii) Except as set forth in Section 2.1(t) of the Seller Disclosure Schedule, no Employee Plan constitutes or since the enactment of ERISA has constituted a "multiemployer plan", as defined in Section 3(37) of ERISA (a "Multiemployer Plan"), (B) a plan covered under Title IV of ERISA, or (C) a "multiple employer plan," as defined in Section 413(c) of the Code. The Seller has not within the past five years incurred any material liability under Title IV of ERISA arising in connection with the termination of any Pension Plan or the complete or partial withdrawal from any Multiemployer Plan. Except as disclosed in Schedule 2.1 (t) of the Seller Disclosure Schedule, if a "complete withdrawal" by the Seller were to occur as of the Closing with respect to all Multiemployer Plans, the Seller would not incur any withdrawal liability under Title IV of ERISA.

(iv) Section 2.1(t) of the Seller Disclosure Schedule lists each employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' benefits, vacation benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, options or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (A) is not an Employee Plan, (B) is entered into, maintained or contributed to, as the case may be, by the Seller on behalf of any Employee, (C) covers any Employee or former Employee, and (D) under which the Seller or any ERISA Affiliate has any present or future obligation or liability (excluding workers' compensation, unemployment compensation or other government-mandated programs and the Seller's salary and wage arrangements). Such contracts, plans and arrangements as are described above, are hereinafter referred to collectively as the "Benefit Arrangements". Each Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all material laws, statutes, rules, regulations, orders and judgments which are applicable to such Benefit Arrangements.

(v) Each Employee Plan which is a "group health plan" (as defined in Section 5000 of the Code) has to the extent applicable been maintained in compliance with Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA, and no tax payable on account of Section 4980B of the Code has been or is expected to be incurred with respect to any current or former Employees of the Seller.

(vi) All contributions due and payable on or before the Closing Date in respect of any Employee Plan or Benefit Arrangement have been made in full and proper form, or adequate accruals have been provided for in the Seller Unaudited Financial Statements for all other contributions or amounts in respect of the Employee Plans or Benefit Arrangements for periods ending on the Closing Date.

(vii) Except as required by Section 4980B of the Code and Section 601 of ERISA, no Employee Plan or Benefit Arrangement currently or previously maintained by the Seller or its ERISA Affiliates provides any post-retirement health or life insurance benefits, and neither the Seller nor its ERISA Affiliates maintains any obligations to provide any post-retirement benefits in the future.

(viii) The consummation of the transactions contemplated by this Agreement will not (A) entitle any individual to severance or separation pay, or (B) except as set forth in the Section 2.1(q)(viii) of the Seller Disclosure Schedule, accelerate the time of payment or vesting, or increase the amount, of compensation due to any individual. No payment made or contemplated under any Employee Plan or Benefit Arrangement constitutes an "excess parachute payment" within the meaning of Section 280G of the Code.

(ix) Except as set forth in Section 2.1(t)(ix) of the Seller Disclosure Schedule, with respect to each Employee Plan and Benefit Arrangement: (A) no breach of fiduciary duty has occurred with respect to which the Seller or any such plan or arrangement may be liable or otherwise materially damaged; (B) no disputes are pending or, to the best knowledge of the Seller and each of the Partners, threatened; (C) no prohibited transaction has occurred with respect to which the Seller or any such plan or arrangement may be liable or otherwise materially damaged; (D) the Seller has expressly reserved in itself the right to amend, modify or terminate any such written plan or arrangement, or any portion of it; and (E) the Seller has satisfied any bond coverage requirement of ERISA.

(u) CERTAIN AGREEMENTS. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any officer or employee of the Seller from the Seller, under any Employee Plan, Benefit Arrangement or otherwise, (ii) with respect to any current or former officer or key employee of the Seller materially increase any benefits otherwise payable under any Employee Plan or the Benefit Arrangement or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

(v) INSURANCE. Section 2.1(v) of the Seller Disclosure Schedule contains a list of all policies of liability, theft, fidelity, fire, product liability, errors and omissions, workmen's compensation, indemnification of officers and other forms of insurance held by each of the Seller and the Company (specifying the insurer, the amount of coverage, the type of insurance, the policy number and any pending claims thereunder) and a history of all claims made by each of the Seller and the Company thereunder and the status thereof. All such policies of insurance are in full force and effect and all premiums with respect thereto are currently paid. Each of the Seller and the Company has not, since its inception, been denied or had revoked or rescinded any policy of insurance.

(w) BANK ACCOUNTS; POWERS OF ATTORNEY. Section 2.1(w) of the Seller Disclosure Schedule sets forth a true and complete list of (i) all bank accounts and safe deposit boxes of the Company and all persons who are signatories thereunder or who have access thereto and (ii) the names of all persons, firms, associations, corporations or business organizations holding general or special powers of attorney from the Company and a summary of the terms thereof.

(x) BROKERS. Except as disclosed in Section 2.1(x) of the Seller Disclosure Schedule, neither the Seller nor the Company has, or has had any of its officers, securityholders or employees, employ any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

(y) RELATED TRANSACTIONS. Except as disclosed in Section 2.1(y) of the Seller Disclosure Schedule, no current or former officer or securityholder of either the Seller or the Company that is an affiliate of the Seller or the Company or any associate (as defined in the rules promulgated under the Exchange Act) thereof, is now, or has been since the inception of the Seller, a party to any transaction with either the Seller or the Company (including, but not limited to, any contract, agreement or other arrangement providing for the furnishing of services by, or rental of real or personal property from, or borrowing money from, or otherwise requiring payments to, any such officer or affiliated security holder of either the Seller or the Company or associate thereof), or the direct or indirect owner of an interest in any corporation, firm, association or business organization which is a present or potential competitor, supplier or customer of either the Seller or the Company (other than non-affiliated holdings in publicly-held companies), nor does any such person receive income from any source other than the Seller or the Company which relates to the business of, or should properly accrue to, the Seller or the Company, as the case may be.

(z) MINUTE BOOKS. There are no minute books for either Seller or the Company. All actions have been taken by the unanimous agreement of the Partners, copies of all written agreements of the Partners have been provided to Buyer.

(aa) OTHER NAMES. Except as set forth on Section 2.1(aa) of the Seller Disclosure Schedule, the business conducted by the Seller prior to the date hereof has not been conducted under any corporate, trade or fictitious name.

(bb) VOTE REQUIRED. The affirmative vote of all of the outstanding partnership interests of the Seller approving this Agreement is the only vote of the holders of any class or series of the Seller's equity interests necessary to approve this Agreement and the transactions contemplated hereby and thereby.

(cc) SELLER EXPENSES. The Schedule of Expenses (as defined herein) being delivered at the Closing sets forth a true, correct and complete schedule of all Seller Expenses that have been incurred or paid by or on behalf of the Seller (whether or not theretofore billed) through the Closing Date and there are no Seller Expenses other than as set forth therein.

(dd) OFFICERS. Set forth on Section 2.1(dd) of the Seller Disclosure Schedule is a list of the current officers of the Seller.

(ee) DISCLOSURE. Neither Section 2.1 of this Agreement (including the Seller Disclosure Schedule) nor any document, written information, statement, financial statement, certificate or exhibit furnished or to be furnished to the Buyer by or on behalf of the Seller, the Company or any securityholder pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements or facts contained herein and therein not misleading in light of the circumstances under which they were made. There is no fact internal to the business of either the Seller or the Company known to the Seller or each of the Partners that has not been disclosed to the Buyer in writing that (i) is reasonably likely to result in a Material Adverse Effect or (ii) adversely affects or could adversely affect the ability of the Seller or any of the Partners to perform its or their respective obligations under this Agreement or the Related Agreements.

(ff) KNOWLEDGE DEFINITION. As used in this Article 2, the term "Knowledge" shall mean and include the actual knowledge (with no duty or obligation to investigate a matter) of those persons set forth in Section 2.1(dd) of the Seller Disclosure Schedule.

(gg) NO DISCRIMINATION. Neither the Seller nor the Company has not and does not in any manner or form discriminate, foster discrimination or permit discrimination against any person, whether as to race, sex, religion, or other legally protected classes of persons.

2.2. REPRESENTATIONS AND WARRANTIES OF EACH OF THE PARTNERS. Each of the Partners represent and warrant to the Buyer with respect to himself or herself as follows:

(a) AUTHORITY - GENERAL. Such Partner has full and absolute power and authority to enter into this Agreement and each Related Agreement to which such Partner is a party and this Agreement and each Related Agreement to which such Partner is a party have been duly executed and delivered by such Partner, and are valid and binding obligations of such Partner, enforceable against such Partner in accordance with their respective terms, except as such enforceability may be limited by equitable principles and by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium and similar laws relating to or affecting the rights of creditors generally. Neither the execution, delivery and performance of this Agreement and each Related Agreement to which such Partner is a party, nor the consummation of the transactions contemplated hereby or thereby nor compliance by such Partner with any of the provisions hereof or thereof will (i) (A) conflict with, (B) result in any violations of, (C) cause a default under (with or without due notice, lapse of time or both), (D) give rise to any right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any material benefit under or (E) result in the creation of any Encumbrance upon or against any assets, rights or property of the Seller (or against any partnership interest of the Seller), under any term, condition or provision of (x) any agreement or instrument to which such Partner is a party, or by which such Partner or any of his or her properties, assets or rights may be bound, or (y) any law, statute, rule, regulation, order, writ, injunction, decree, permit, concession, license or franchise of any Governmental Authority applicable to such Partner or any of his or her properties, assets or rights, which conflict, breach, default or violation or other event would prevent the consummation of the transactions contemplated by this Agreement or any Related Agreement to which such Partner is a party. Except as set forth in Section 2.2(a) of the Seller Disclosure Schedule (which, if so disclosed shall have been effectively made or obtained (as the case may be) on or prior to the Closing, unless otherwise waived by the Buyer) no permit, authorization, consent or approval of or by, or any notification of or filing with, any Governmental Authority or other person is required in connection with the execution, delivery and performance by such Partner of this Agreement and each Related Agreement to which such Partner is a party or the consummation by such Partner of the transactions contemplated hereby or thereby.

(b) BROKERS. Except as disclosed on Section 2.2(b) of the Seller Disclosure Schedule, such Partner has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

(c) REPRESENTATION BY LEGAL COUNSEL. Such Partner has been advised by legal counsel in connection with the negotiation, execution and delivery of this Agreement and the Related Agreements and the performance of the transactions contemplated hereby and thereby.

2.3. REPRESENTATIONS AND WARRANTIES OF THE BUYER.

Except  (i) as otherwise disclosed in the Buyer’s SEC Documents (as defined below) filed with the SEC prior to the date hereof (other than any risk factors or forward looking statements contained therein, which shall not modify, qualify or otherwise affect the representations and warranties set forth in this Section 2.3) or (ii) as otherwise set forth in the disclosure schedule delivered by the Buyer to the Seller and the Partners concurrently with the execution of this Agreement (the "Buyer Disclosure Schedule"), the Buyer represents and warrants to the Seller and each of the Partners as set forth below. Each exception set forth in the Buyer Disclosure Schedule, and any other information included in the Buyer Disclosure Schedule, is identified by reference to, or has been grouped under a heading referring to, a specific individual section or subsection of this Agreement and shall be deemed to be disclosed solely for the purpose of such section or subsection of this Agreement and not to another section or subsection of this Agreement; provided that any disclosure in the Buyer’s SEC Documents or the Buyer Disclosure Schedule shall also be deemed to be disclosed for the purpose of any section or subsection of this Agreement to which the applicability of such disclosure is reasonably apparent from such disclosure. Inclusion of any information in the Buyer Disclosure Schedule shall not be construed as an admission that such information is material to the Buyer or any of its respective Subsidiaries or was not entered into in the ordinary course of business.

(a) ORGANIZATION; GOOD STANDING; QUALIFICATION AND POWER. The Buyer (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and (ii) has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, to enter into this Agreement and each of the Related Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Buyer has delivered to the Seller true and complete copies of the Charter and by-laws of the Buyer. Except as disclosed in Section 2.3(a) of the Buyer Disclosure Schedule, the Buyer is qualified to do business and is in good standing in each in jurisdiction in which the nature of its business requires it to be so qualified except where the failure to so qualify would not have a Material Adverse Effect.

(b) CAPITAL STOCK. The Buyer’s Quarterly Report on Form 10-QSB for the three months ended September 30, 2005 filed with the SEC (the "Form 10-QSB") sets forth a true and complete description of the authorized and outstanding shares of capital stock of the Buyer as of November 1, 2005. Since November 1, 2005, except as disclosed in Section 2.3(b) of the Buyer Disclosure Schedule, the Buyer has not (a) increased the number of shares of the Buyer’s capital stock reserved under its stock option plans, (b) issued in excess of 50,000 shares of capital stock or (c) made any commitments which in the aggregate would involve the issuance in excess of 50,000 shares of capital stock. The Buyer has duly authorized the Stock Consideration and, when issued in accordance with the terms of Article 1, the Stock Consideration will be validly issued, fully paid and nonassessable and free of Encumbrances and preemptive rights. All outstanding shares of capital stock of the Buyer are validly issued, fully paid and non-assessable and not subject to preemptive rights and Encumbrances created by the Buyer. All such shares of capital stock have been issued in compliance with and pursuant to an exemption from all applicable federal and state securities or "blue sky" laws.

(c) AUTHORITY. The execution, delivery and performance by the Buyer of this Agreement and each of the Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Buyer. This Agreement and each of the Related Agreements to which the Buyer is a party when executed and delivered by Buyer will be duly and validly executed and delivered by the Buyer and are valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, except as such enforceability may be limited by equitable principles and by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium and similar laws relating to or affecting the rights of creditors, generally. Neither the execution, delivery and performance by the Buyer of this Agreement and the Related Agreements to which the Buyer is a party, nor the consummation of the transactions contemplated hereby or thereby nor compliance by the Buyer with any provision hereof or thereof, will in any respect (A) conflict with, (B) result in any violation of, (C) cause a default under (with or without due notice, lapse of time or both), (D) give rise to any right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any material benefit under, (E) result in the creation of any Encumbrance on or against any assets, rights or property of the Buyer, as the case may be, under any term, condition or provision of (x) any instrument, contract or agreement to which the Buyer is a party, or by which the Buyer or any of its properties, assets or rights may be bound, (y) any law, statute, rule, regulation, order, writ, injunction, decree, permit, concession, license or franchise of any Governmental Authority applicable to the Buyer or any of its properties, assets or rights or (z) the Buyer’s Charter or by-laws, as amended through the date hereof, except with respect to clauses (x) or (y) above, any such conflict, violation, default, right of termination, amendment, cancellation or acceleration or Encumbrance which could not reasonably be expected to have a Material Adverse Effect. Except as set forth on Section 2.3(c) of the Buyer’s Disclosure Schedule, no permit, authorization, consent or approval of or by, or any notification of or filing with, any Governmental Authority or other person is required in connection with the execution, delivery and performance by the Buyer of this Agreement or the Related Agreements to which they are a party or the consummation of the transactions contemplated hereby or thereby, other than (i) the filing with the SEC of such reports and information under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated by the SEC thereunder, as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) the filing of such documents with, and the obtaining of such orders from, various state securities and blue-sky authorities as are required in connection with the transactions contemplated hereby, (iii) the filing with the NASDAQ National Market of such applications and documents as may be required in connection with the transactions contemplated hereby and (iv) such other consents, waivers, authorizations, filings, approvals and registrations which if not obtained or made are not reasonably likely to result in a Material Adverse Effect or would materially impair the ability of the Buyer to consummate the transactions contemplated by this Agreement, (each of the filings set forth in clauses (i), (ii), (iii) and (iv) have been or will be made by the Buyer when due).

(e) SEC DOCUMENTS.

(i) The Buyer has furnished or made available to the Seller and the Partners a correct and complete copy of the Form 10-KSB and Form 10-KSB/A for the year ended December 31, 2004 and each other report, schedule, registration statement and definitive proxy statement filed by the Buyer with the SEC on or after the date of filing of the Form 10-KSB/A for the year ended December 31, 2004 which are all the documents that the Buyer was required to file (or otherwise did file) with the SEC in accordance with Sections 13, 14 and 15(d) of the Exchange Act on or after the date of filing with the SEC of the Form 10-KSB/A for the year ended December 31, 2004 (collectively, the "Buyer’s SEC Documents"). As of their respective filing dates, the Buyer's SEC Documents complied when filed in all material respects with the then applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated by the SEC thereunder.

(ii) As of their respective filing dates, none of the Buyer's SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(iii) The financial statements (including the notes thereto) of the Buyer included in the Form 10-KSB/A for the year ended December 31, 2004 complied as to form in all material respects with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP during the periods involved (except as may have been indicated in the notes thereto), are in accordance with the books and records of the Buyer, and fairly present the financial position of the Buyer as at the dates thereof and the results of its operations, stockholders' equity and cash flows for the period then ended.

(iv) Since the date of filing of the Form 10-QSB, except as disclosed in Section 2.3(e)(iv) of the Buyer Disclosure Schedule or disclosed in the Buyer’s SEC Documents, no event has occurred as of the date hereof which is required to be reported by the Buyer by filing a Current Report on Form 8-K under the Exchange Act.

(v) The Buyer’s disclosure controls and procedures (as defined in sections 13a-15(e) and 15d-15(e) of the Exchange Act) effectively enable the Buyer to comply with, and the appropriate officers of the Buyer to make all certifications required under, the Sarbanes-Oxley Act of 2002 and the regulations promulgated thereunder.

(f) ABSENCE OF CHANGES. From September 30, 2005 through the date hereof, there has not been any material adverse change in the business, properties, operations or condition (financial or otherwise) of the Buyer (a “Buyer Material Adverse Change”); provided, however, that a change in the market price or trading volume of the common stock of Buyer shall not be deemed, in and of itself, to constitute a Buyer Material Adverse Change.

(g) BROKERS. Neither the Buyer, nor any of its officers, directors or employees have employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

ARTICLE 3.

RELATED AGREEMENTS

3.1. RELATED AGREEMENTS. At the Closing, the following agreements (such agreements being herein collectively referred to as the "Related Agreements") will be executed and delivered by the respective parties thereto:

(a) REGISTRATION RIGHTS AGREEMENT. The Buyer, Seller and the Partners shall enter into a registration rights agreement, in the form attached hereto as EXHIBIT A, pursuant to which the Buyer shall file a registration statement with respect to the Stock Consideration.

(b) ESCROW AGREEMENT. The Buyer, Seller and the Partners shall enter into an Escrow Agreement substantially in the form of EXHIBIT B, pursuant to which the Buyer shall deposit with the Escrow Agent (as defined in the Escrow Agreement) all of the Stock Consideration.

(c) EMPLOYMENT AGREEMENT. The Buyer shall enter into an Employment Agreement with Assaf Rozenblatt, substantially in the form attached hereto as EXHIBIT C (the "Employment Agreement"), pursuant to which, among other things, Assaf Rozenblatt will become an employee of the Buyer, at the discretion of the Buyer.

(d) EMPLOYEE CONFIDENTIALITY AND ASSIGNMENT OF INVENTIONS AGREEMENT. Assaf Rozenblatt shall enter into a non-competition, confidentiality and assignment of inventions agreement with the Buyer, effective as of the Closing Date, in the form of EXHIBIT D attached hereto (the "Employee Confidentiality Agreement"), providing for, among other things, restrictions upon such person from competing with the business of the Buyer, non-disclosure of confidential information and ownership of proprietary information and rights.

(e) REPRESENTATION LETTER. The Seller and Assaf Rozenblatt shall provide the Representation Letter (the “Representation Letter”) substantially in the form attached hereto as EXHIBIT D.

ARTICLE 4.

CONDUCT AND TRANSACTIONS PRIOR
TO CLOSING DATE; ADDITIONAL AGREEMENTS

4.1. LEGAL CONDITIONS TO TRANSACTIONS. Each party hereto shall use its reasonable best efforts to comply promptly with all legal requirements that may be imposed on such party with respect to the transactions contemplated hereunder and will take all action necessary to cooperate with and furnish information to the other party in connection with any such requirements imposed upon such other party in connection with the transactions contemplated hereunder. Each party hereto shall take all reasonable actions necessary (a) to obtain (and will take all reasonable actions necessary to promptly cooperate with the other party in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Authority, or other third party, required to be obtained or made by such party (or by the other parties) in connection with the taking of any action contemplated by this Agreement, (b) to defend, lift, rescind or mitigate the effect of any lawsuit, order, injunction or other action adversely affecting the ability of such party to consummate the transactions contemplated hereby and (c) to fulfill all conditions precedent applicable to such party pursuant to this Agreement.

4.2. CONSENTS. Each party hereto shall use its best efforts, and the other parties shall cooperate with such efforts, to obtain any consents and approvals of, or effect the notification of or filing with, each person or authority, whether private or governmental, whose consent or approval is required in order to permit the consummation of the transactions contemplated hereby and to enable the Buyer to conduct and operate the business of the Seller as presently conducted and as proposed to be conducted.

4.3. EFFORTS TO CONSUMMATE. Subject to the terms and conditions herein provided, the parties hereto shall use their reasonable best efforts to do or cause to be done all such acts and things as may be necessary, proper or advisable, consistent with all applicable laws and regulations, to consummate and make effective the transactions contemplated hereby and to satisfy or cause to be satisfied all conditions precedent that are set forth in Article 6 as soon as reasonably practicable.

4.4. NOTICE OF BREACH. Within a reasonable time period following such event, each party hereto shall notify the other parties in writing upon the occurrence of any act, event, circumstance or thing that would cause or result in a representation or warranty hereunder being untrue at the Closing, the failure of a closing condition to be achieved at the Closing, or any other breach or violation hereof or default hereunder.

4.5. SUPPORT OF TRANSACTION BY OFFICERS, DIRECTORS AND PARTNERS. Each party hereto shall use its reasonable best efforts to cause all of its officers, directors and partners, as the case may be, to support the transactions contemplated hereunder and to take all actions and execute all documents reasonably requested by the other parties hereto to carry out the intent of the parties with respect to the transactions contemplated hereby.

4.6. SUPPORT OF TRANSACTION BY PARTNERS. Each of the Partners shall use its reasonable efforts to cause the Seller to duly observe and perform its obligations under this Agreement.

4.7 TERMINATION OF AGREEMENTS. Prior to or upon the Closing Date, all of the hosting and ad revenue agreements set forth on Section 4.7 of the Sellers Disclosure Schedule shall have been terminated, except that Seller agrees that the hosting agreement between Seller and ServerBeach will be maintained for three (3) business days after the Closing Date.

4.8 QUALIFICATION TO DO BUSINESS IN NEW YORK. The Seller and the Partners agree that subsequent to the Closing, they will be responsible (including payment of expenses and fees related thereto) for filing with the State of New York an Application for Authority to do Business in the State of New York on behalf of the Company.

ARTICLE 5.

CONDITIONS PRECEDENT

5.1. CONDITIONS TO EACH PARTY'S OBLIGATIONS. The obligations of each party hereto to perform this Agreement is subject to the satisfaction of the following conditions unless waived (to the extent such conditions can be waived) by all parties hereto:

(a) APPROVALS. The Buyer and the Seller and their respective subsidiaries and each of the Partners shall have timely obtained from each Governmental Authority all approvals, waivers and consents, if any, necessary for consummation of the transactions contemplated hereby, including such approvals, waivers and consents as may be required under the Securities Act and under state securities laws.

(b) LEGAL ACTION. No temporary restraining order, preliminary injunction or permanent injunction or other order preventing the consummation of the transactions contemplated hereunder shall have been issued by any Federal or state court or other Governmental Authority and remain in effect.

(c) LEGISLATION. No Federal, state, local or foreign statute, rule or regulation shall have been enacted which prohibits, restricts or delays the consummation of the transactions contemplated by this Agreement or any of the conditions to the consummation of such transactions.

5.2. CONDITIONS TO OBLIGATIONS OF THE BUYER. The obligations of the Buyer to perform this Agreement and the Related Agreements to which it is a party is subject to the satisfaction of the following conditions unless waived (to the extent such conditions can be waived) by the Buyer at the Closing:

(a) REPRESENTATIONS AND WARRANTIES OF THE SELLER. The representations and warranties of the Seller and each of the Partners set forth in Sections 2.1 and 2.2 hereof shall be true and correct as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date, which representations and warranties shall be true and correct as of such date in the same manner as specified above), and the Buyer shall have received a certificate signed on behalf of the Seller by one of the Partners of the Seller to such effect.

(b) PERFORMANCE OF OBLIGATIONS OF THE SELLER AND EACH OF THE PARTNERS. The Seller and each of the Partners shall have performed in all material respects the obligations required to be performed by each of them under this Agreement prior to or as of the Closing Date, and the Buyer shall have received a certificate signed by one of the General Partners of the Seller to that effect.

(c) CONSENTS AND APPROVALS. Duly executed copies of all consents and approvals contemplated by this Agreement or the Seller Disclosure Schedule, in form and substance satisfactory to the Buyer, shall have been delivered by the Seller.

(d) GOVERNMENT CONSENTS, AUTHORIZATIONS, ETC. Copies of all consents, authorizations, orders or approvals of, and filings or registrations with, any Governmental Authority which are required for or in connection with the execution and delivery by the Seller and each of the Partners of this Agreement and the Related Agreements and the consummation by the Seller and each of the Partners of the transactions contemplated hereby, shall have been delivered by the Seller.

(e) RELATED AGREEMENTS. Each of the Related Agreements shall be in full force and effect as of the Closing Date and become effective in accordance with the respective terms thereof and the actions required to be taken thereunder by the parties thereto immediately prior to the Closing Date shall have been taken, and each person or entity who or which is required or contemplated by the parties hereto to be a party to any Related Agreement who or which did not theretofore enter into such Related Agreement shall execute and deliver such Related Agreement.

5.3. CONDITIONS TO OBLIGATIONS OF THE SELLER. The obligations of the Seller and each of the Partners to perform this Agreement and the Related Agreements to which they are a party are subject to the satisfaction of the following conditions unless waived (to the extent such conditions can be waived) by the Seller at the Closing:

(a) REPRESENTATIONS AND WARRANTIES OF THE BUYER. The representations and warranties of the Buyer set forth in Section 2.3 hereof shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date, which representations and warranties shall be true and correct as of such date in the same manner as specified above), and the Seller shall have received a certificate signed on behalf of the Buyer by the Chief Executive Officer of the Buyer to such effect.

(b) PERFORMANCE OF OBLIGATIONS OF THE BUYER. The Buyer shall have performed in all material respects its obligations required to be performed by it under this Agreement prior to or as of the Closing Date and the Seller shall have received a certificate signed by the Chief Executive Officer of the Buyer to that effect.

(c) GOVERNMENT CONSENTS, AUTHORIZATIONS, ETC. Copies of all consents, authorizations, orders or approvals of, and filings or registrations with, any Governmental Authority which are required for or in connection with the execution and delivery by the Buyer of this Agreement and the Related Agreements and the consummation by the Buyer of the transactions contemplated hereby or thereby, shall have been delivered by the Buyer.

(d) RELATED AGREEMENTS. Each of the Related Agreements shall be in full force and effect as of the Closing Date and become effective in accordance with the respective terms thereof and the actions required to be taken thereunder by the parties thereto immediately prior to the Closing Date shall have been taken, and each person or entity who or which is required or contemplated by the parties hereto to be a party to any Related Agreement who or which did not theretofore enter into such Related Agreement shall execute and deliver such Related Agreement.

(e) PURCHASE PRICE. The delivery of the Cash Consideration and the Stock Consideration deliverable at the Closing Date in the manner and otherwise in accordance with Article 1 hereof, shall have been made by the Buyer.

ARTICLE 6.

ADDITIONAL AGREEMENTS

6.1. RESTRICTIONS ON TRANSFER.

(a) The shares of the Buyer’s common stock to be issued to the Seller at the Closing Date and any shares of capital stock or other securities received with respect thereto (collectively, the "Restricted Securities") shall not be sold, transferred, assigned, pledged, encumbered or otherwise disposed of (each, a "Transfer") except upon the conditions specified in this Section 6.1, which conditions are intended to insure compliance with the provisions of the Securities Act. The Seller shall observe and comply with the Securities Act and the rules and regulations promulgated by the SEC thereunder as now in effect or hereafter enacted or promulgated, and as from time to time amended, in connection with any Transfer of Restricted Securities beneficially owned by the Seller.

(b) Each certificate representing the Restricted Securities issued to the Seller and each certificate for such securities issued to subsequent transferees of any such certificate shall (unless otherwise permitted by the provisions of Sections 6.1(c) and 6.1(d) hereof) be stamped or otherwise imprinted with a legend in substantially the following form:

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES OR "BLUE-SKY" LAWS. THESE SECURITIES MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM. ADDITIONALLY, THE TRANSFER OF THESE SECURITIES IS SUBJECT TO THE CONDITIONS SPECIFIED IN SECTIONS 1.3 AND 6.1 OF THE PURCHASE AGREEMENT DATED AS OF DECEMBER 1, 2005 AMONG ANSWERS CORPORATION, BRAINBOOST PARTNERSHIP AND THE OTHER SIGNATORIES THERETO AND NO TRANSFER OF THESE SECURITIES SHALL BE VALID OR EFFECTIVE UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED. UPON THE FULFILLMENT OF CERTAIN OF SUCH CONDITIONS, ANSWERS CORPORATION HAS AGREED TO DELIVER TO THE HOLDER HEREOF A NEW CERTIFICATE, NOT BEARING THIS LEGEND, FOR THE SECURITIES REPRESENTED HEREBY REGISTERED IN THE NAME OF THE HOLDER HEREOF. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF ANSWERS CORPORATION"

(c) The Seller agrees, prior to any Transfer of Restricted Securities, to give written notice to the Buyer of the Seller’s intention to effect such Transfer and to comply in all other respects with the provisions of this Section 6.1. Each such notice shall describe the manner and circumstances of the proposed Transfer and shall be accompanied by the written opinion, addressed to the Buyer, of counsel for the holder of such Restricted Securities, stating that in the opinion of such counsel (which opinion and counsel shall be reasonably satisfactory to the Buyer) such proposed transfer does not involve a transaction requiring registration or qualification of such Restricted Securities under the Securities Act or the securities or "blue-sky" laws of any relevant state of the United States. The holder thereof shall thereupon, with the written consent of the Buyer, be entitled to Transfer such Restricted Securities in accordance with the terms of the notice delivered by it to the Buyer. Each certificate or other instrument evidencing the securities issued upon the Transfer of any such Restricted Securities (and each certificate or other instrument evidencing any untransferred balance of such Restricted Securities) shall bear the legend set forth in Section 6.1(b) unless (x) in such opinion of counsel of the Buyer registration of any future Transfer is not required by the applicable provisions of the Securities Act or (y) the Buyer shall have waived the requirement of such legends. The Seller shall not Transfer any Restricted Securities until such opinion of counsel has been given (unless waived by the Buyer or unless such opinion is not required in accordance with the provisions of this Section 6.1(c)).

(d) Notwithstanding the foregoing provisions of this Section 6.1, the restrictions imposed by this Section 6.1 upon the transferability of Restricted Securities shall cease and terminate when (i) any such shares are sold or otherwise disposed of pursuant to an effective registration statement under the Securities Act or as otherwise contemplated by Section 6.1(c) and, pursuant to Section 6.1(c), the securities so transferred are not required to bear the legend set forth in Section 6.1(b) or (ii) the holder of such Restricted Securities has met the requirements for Transfer of such Restricted Securities pursuant to Rule 144. Whenever the restrictions imposed by this Section 7.1 shall terminate, as herein provided, the holder of Restricted Securities as to which such restrictions have terminated shall be entitled to receive from the Buyer, without expense, a new certificate not bearing the restrictive legend set forth in Section 6.1(b) and not containing any other reference to the restrictions imposed by this Section 6.1.

(e) Notwithstanding anything contained in this Section 6.1 and Section 1.3 (c) to the contrary, the Seller shall be permitted to transfer the Restricted Securities to the Partners (and family members of any of the Partners), after providing the Buyer with notice in accordance with Section 6.1(c), so long as the Partners (and family members of any of the Partners) shall agree to be subject to the restrictions set forth in this Section 6.1 and Section 1.3(c).

(f) The Seller understands and agrees that the Buyer, at its discretion, may cause stop transfer orders to be placed with its transfer agent with respect to certificates for Restricted Securities owned by Seller but not as to certificates for such shares of the Buyer’s common stock as to which the legend set forth in Section 6.1(b) is no longer required because one or more of the conditions set forth in Section 6.2(d) shall have been satisfied.

6.2. CONFIDENTIALITY. Each party hereto agrees that any information obtained by such party (the "Receiving Party") pursuant to or in connection with this Agreement, the Related Agreements and the transactions contemplated hereby and thereby which may be proprietary or otherwise confidential to any other party hereto (the "Disclosing Party") will not except (i) to the extent required by law, (ii) pursuant to legal process, (iii) as required for financial disclosure or (iv) as required for tax purposes, be disclosed by the Receiving Party without the prior written consent of the Disclosing Party. Each party further acknowledges and understands that any information obtained which may be considered "inside" non-public information will not be utilized by such party in connection with purchases and/or sales of the Buyer Common Stock except in compliance with applicable state and federal anti-fraud statutes. The provisions of this Section 6.2 shall not be in limitation of any rights which the Buyer may have with respect to the books and records of the Seller, or to inspect its properties or discuss its affairs, finances and accounts, under the laws of the jurisdiction in which it is incorporated.

ARTICLE 7.

INDEMNIFICATION

7.1. DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings:

(a) "AFFILIATE" as to any person means any entity, directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with such person.

(b) "EVENT OF INDEMNIFICATION" shall mean the following:

(i) the untruth, inaccuracy or breach of any representation or warranty of the Seller or any of the Partners (including the fact and circumstances underlying such untruth, inaccuracy or breach) contained in Section 2.1 of this Agreement, or in the Seller Disclosure Schedule, any Exhibit or Schedule hereto or any other document delivered in connection herewith or therewith (without giving effect to any "Material Adverse Effect" or other materiality qualification contained or incorporated directly or indirectly in such representation or warranty other than the representations and warranties set forth in Section 2.1 (ee));

(ii) the untruth, inaccuracy or breach of any representation or warranty of any of the Partners (including the fact and circumstances underlying such untruth, inaccuracy or breach) contained in Section 2.2 of this Agreement, or in the Seller Disclosure Schedule, any Exhibit or Schedule hereto or any other document delivered in connection herewith or therewith (without giving effect to any "Material Adverse Effect" or other materiality qualification contained or incorporated directly or indirectly in such representation or warranty other than the representations and warranties set forth in Section 2.1 (ee));

(iii) the breach of any agreement or covenant of the Seller or any of the Partners contained in this Agreement, the Related Agreements (except the Employment Agreement) or in the Seller Disclosure Schedule, any Exhibit hereto or any other document delivered in connection herewith or therewith;

(iv) the untruth, inaccuracy or breach of any representation or warranty of the Buyer (including the fact and circumstances underlying such untruth, inaccuracy or breach) contained in Section 2.3 of this Agreement, or in the Buyer Disclosure Schedule, any Exhibit or Schedule hereto or any other document delivered in connection herewith (without giving effect to any "Material Adverse Effect" or other materiality qualification contained or incorporated directly or indirectly in such representation or warranty, other than the representation and warranty set forth in Section 2.3 (e) (ii)) or

(v) the breach of any agreement or covenant of the Buyer contained in this Agreement, the Related Agreements (except the Employment Agreement) or in the Buyer Disclosure Schedule, any Exhibit hereto or any document delivered in connection herewith.

(c) "INDEMNIFIED PERSONS" shall mean and include (A) with respect to an Indemnification Event described in subsections 7.1(b)(i) and 7.1(b)(iii) hereof (each a “Seller Event of Indemnification”), the Buyer and its Affiliates, successors and assigns, and the officers, directors and agents of the Buyer (the “Buyer Indemnified Persons”), (B) with respect to an Indemnification Event described in subsection 7.1(b)(ii) hereof (each, a “Partner Event of Indemnification”), the Buyer Indemnified Persons or (C) with respect to an Indemnification Event described in subsections 7.1(b)(iv) and 7.1(b)(v) hereof (each, a “Buyer Event of Indemnification”), the Partners and the Seller and their respective Affiliates, successors and assigns, and the respective officers, directors and agents of each of the foregoing (the “Seller Indemnified Persons”).

(d) "INDEMNIFYING PERSONS" shall mean and include (A) with respect to an Indemnification Event described in subsections 7.1(b)(i) and 7.1(b)(iii) hereof, each of the Partners and their respective successors, assigns, heirs and legal representatives and estates, as the case may be (the “Seller Indemnifying Persons”), (B) with respect to an Indemnification Event described in Section 7.1(b)(ii) hereof, such Partner who breached a representation or warranty contained in Section 2.2 hereof or provided inaccurate or untrue information in connection with the representations set forth in Section 2.2 hereof (the “Partner Indemnifying Persons”), and (C) with respect to an Indemnification Event described in subsections 7.1(b)(iv) and 7.1(b)(v) hereof, the Buyer and its successors and assigns (the “Buyer Indemnifying Persons”).

(e) "LOSSES" shall mean any and all losses, claims, damages, liabilities, expenses (including reasonable attorneys', accountants' and experts' fees) sustained, suffered or incurred by any Indemnified Person arising from or in connection with any such matter that is the subject of indemnification under Section 7.2 hereof.

7.2. INDEMNIFICATION GENERALLY. Subject to Section 7.6 hereof, (a) the Partners shall severally but not jointly indemnify the Buyer Indemnified Persons for, and hold each of them harmless from and against, any and all Losses arising from or in connection with any Seller Event of Indemnification, (b) the Partner Indemnifying Persons shall indemnify the Buyer Indemnified Person for, and hold each of them harmless from and against, any and all Losses arising from or in connection with a Partner Event of Indemnification and (c) the Buyer Indemnifying Persons shall jointly and severally indemnify the Seller Indemnified Persons for, and hold each of them harmless from and against, any and all Losses arising from or in connection with a Buyer Event of Indemnification.

7.3. ASSERTION OF CLAIMS. No claim shall be brought under this Article 7 unless the Indemnified Persons, or any of them, at any time prior to sixty (60) days after the applicable Survival Date (“Indemnification Notice Period”), give the Partners or the Buyer , as applicable, (a) written notice of the existence of any such claim, specifying the nature and basis of such claim and the amount or estimated amount thereof, to the extent known, or (b) written notice pursuant to Section 7.4 of any third party claim, the existence of which might give rise to such a claim but the failure so to provide such notice to the Partners will not relieve the Indemnifying Persons from any liability that they may have to the Indemnified Persons under this Agreement or otherwise (unless and only to the extent that such failure results in the loss or compromise of any rights or defenses of the Indemnifying Persons and they were not otherwise aware of such action or claim or unless the notice has not been provided during the applicable Indemnification Notice Period). Upon the giving of such written notice as aforesaid, the Indemnified Persons, or any of them, shall have the right to commence legal proceedings prior or subsequent to the Survival Date for the enforcement of their rights under Section 7.2 hereof.

7.4. NOTICE AND DEFENSE OF THIRD PARTY CLAIMS. Losses resulting from the assertion of liability by third parties (each, a "Third Party Claim") shall be subject to the following terms and conditions:

(a) The Indemnified Persons shall promptly give written notice to the Partners or the Buyer, as applicable, of any Third Party Claim that might give rise to any Loss by the Indemnified Persons, or any of them, stating the nature and basis of such Third Party Claim, and the amount thereof, to the extent known. Copies of all relevant documentation with respect to such Third Party Claim shall promptly follow, including, without limitation, any summons, complaint or other pleading that may have been served, any written demand or any other document or instrument. Notwithstanding the foregoing, the failure to provide notice as aforesaid will not relieve the Indemnifying Persons from any liability which they may have to the Indemnified Persons under this Agreement or otherwise (unless and only to the extent that such failure results in the loss or compromise of any rights or defenses of the Indemnifying Person and they were not otherwise aware of such action or claim or unless the notice has not been provided during the applicable Indemnification Notice Period).

(b) If the Indemnifying Person acknowledges in writing its obligation to indemnify the Indemnified Persons hereunder against any Losses that may result from such Third Party Claims, then the Indemnifying Person shall be entitled, at its option, to assume and control the defense of such Third Party Claim at its expense and through counsel of its reasonable choice if it gives notice to the Indemnified Persons within twenty (20) calendar days of the receipt of notice of such Third Party Claim from the Indemnified Persons of its intention to do so. If the Indemnifying Person elects to assume and control the defense of any such Third Party Claim, the Indemnified Persons shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise or settlement of the Third Party Claim, but the fees and expenses of such counsel will be at the expense of the Indemnified Persons, unless (i) the Indemnifying Person has agreed to pay such fees and expenses, or (ii) the Indemnified Persons has been advised by its counsel that there may be one or more defenses reasonably available to it which are different from or additional to those available to the Indemnifying Person, and in any such case that portion of the fees and expenses of such separate counsel that are reasonably related to matters covered by the indemnification provided by this Article 7 will be paid by the Indemnifying Person. Expenses of counsel to the Indemnified Persons shall be reimbursed on a current basis by the Indemnifying Person if there is no dispute as to the obligation of the Indemnifying Person to pay such amounts pursuant to this Article 7. In the event the Indemnifying Person exercises its right to undertake the defense against any such Third Party Claim as provided above, the Indemnified Persons shall cooperate with the Indemnifying Person in such defense and make available to the Indemnifying Person, at the Indemnifying Person's expense, all witnesses, pertinent records, materials and information in its possession or under its control relating thereto as is reasonably required by the Indemnifying Person. Similarly, in the event the Indemnified Persons is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Person shall cooperate with the Indemnified Persons in such defense and make available to it, at the Indemnifying Person's expense, all such witnesses, records, materials and information in its possession or under its control relating thereto as is reasonably required by the Indemnified Persons. No such Third Party Claim, except the settlement thereof which involves the payment of money only (by a party or parties other than the Indemnified Persons) and for which the Indemnified Persons is released by the third party claimant and is totally indemnified by the Indemnifying Person without admission of fault of liability, may be settled by the Indemnifying Person without the written consent of the Indemnified Persons. No Third Party Claim which is being defended in good faith by the Indemnifying Person shall be settled by the Indemnified Persons without the written consent of the Indemnifying Person.

7.5. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Subject to the further provisions of this Section 7.5, the respective representations and warranties of (a) the Partners set forth in Sections 2.1 and 2.2 shall survive the Closing Date until one (1) year following the Closing Date, except that the representations and warranties contained in (i) Section 2.1(d) (Right to Transfer) shall not so terminate but shall survive the Closing until the applicable statute of limitation shall have expired and (ii) Section 2.1(i) (Tax Matters) shall not so terminate but shall survive the Closing until sixty (60) days after the applicable statute of limitations shall have expired with respect to all matters referenced therein and (b) the Seller and the Buyer shall survive the Closing Date until one (1) year following the Closing Date, except that the representations and warranties contained in Section 2.1(i) (Tax Matters) shall not so terminate but shall survive the Closing until sixty (60) days after the applicable statute of limitations shall have expired with respect to all matters referenced therein. For convenience of reference, the date upon which any representation or warranty contained herein shall terminate is referred to herein as the "Survival Date." All covenants and agreements of the Buyer or the Partners contained herein shall survive the Closing in accordance with their respective terms. Anything contained herein to the contrary notwithstanding, the representations and warranties of the Seller contained in this Agreement (including, without limitation, the Seller Disclosure Schedule) (i) are being given by the Seller on behalf of the Partners and for the purpose of binding the Partners to the terms and provisions of this Article 7, and as an inducement to the Buyer to enter into this Agreement (and the Seller and the Partners acknowledge that the Buyer has expressly relied thereon) and (ii) are solely for the benefit of the Buyer Indemnified Persons and each of them. Accordingly, no third party (including, without limitation, the Partners or anyone acting on behalf of any thereof) other than the Buyer Indemnified Persons, and each of them, shall be a third party or other beneficiary of such representations and warranties and no such third party shall have any rights of contribution against the Seller with respect to such representations or warranties or any matter subject to or resulting in indemnification under this Article 7 or otherwise.

7.6. LIMITATION ON INDEMNIFICATION.

(i) The Indemnifying Persons shall not be obligated to indemnify the Indemnified Persons pursuant to this Article 7 with respect to any Losses pursuant to Section 7.2 until the aggregate amount of such Losses exceeds fifteen thousand dollars ($15,000) (the "Basket Amount"), whereupon the Indemnifying Persons shall be obligated to indemnify the Indemnified Persons for all Losses in excess of the Basket Amount; provided, however, that the Indemnifying Persons shall be obligated to indemnify the Indemnified Persons for the first dollar of all Losses arising out of or related to a breach of the representations and warranties contained in Sections 2.1(c), 2.1(d), 2.1(f), 2.1(g), 2.1(i), 2.1(j) and 2.1(l); provided, further, that the aggregate maximum indemnification liability of the Indemnifying Persons pursuant to this Article 7, shall not exceed Two Million Two Hundred and Fifty Thousand Dollars ($2,250,000) (the “Indemnification Liability Cap”); provided, further, that the aggregate maximum indemnification liability of each of the Partner Indemnifying Persons pursuant to this Article 7 shall not exceed their pro rata portion of the Indemnification Liability Cap (based on their relative ownership of the partnership interests of the Seller).

(ii) For purposes of satisfying an indemnification obligation of the Seller Indemnifying Persons or the Partner Indemnifying Persons under this Article 7, each share of the Buyer’s common stock tendered by or on behalf of the Seller Indemnifying Persons or the Partner Indemnifying Persons in satisfaction of a Seller Event of Indemnification or a Partner Event of Indemnification under this Article 7 shall have a value equal to the Closing Price.

(iii) Each Indemnifying Person’s liability for any Losses shall be limited to the amount of such Losses net of the difference between any insurance proceeds received by the Indemnified Person in respect thereof minus the amount of premiums paid for such insurance by the Indemnified Person.

(iv) Notwithstanding any other provision of this Agreement, Losses related to the matters set forth in Section 2.1(d), Losses attributable to fraud and Losses related to Buyer’s covenants and agreements set forth in Section 1.3(b) (which Losses shall not be subject to the Indemnification Liability Cap set forth in Section 7.6(i), the indemnities set forth in this Article 7 shall be the exclusive remedies of the Indemnified Persons for any misrepresentation or breach of any representation or warranty or covenant or agreement contained in this Agreement or in the Related Agreements.

(vi) The Seller Indemnifying Persons and the Partner Indemnifying Persons shall satisfy indemnification obligations by payment, at their election, in either cash or shares of the Stock Consideration issued hereunder with a value based on the Closing Price and equal to the Losses for which indemnification is claimed.

(vii) To the extent the Escrowed Shares have not been or would not be exhausted, unless in the Buyer Indemnified Persons reasonable discretion it would be deemed to limit or prejudice the Buyer Indemnified Persons rights (other than the right to seek satisfaction of Losses other than from the Escrowed Shares, the Buyer Indemnified Persons shall first seek satisfaction of Losses from the Escrowed Shares.

ARTICLE 8.

MISCELLANEOUS

8.1. ENTIRE AGREEMENT. This Agreement (including the Seller Disclosure Schedule and the Exhibits attached hereto), the Related Agreements and the other writings referred to herein contain the entire agreement among the parties hereto with respect to the transactions contemplated hereby and supersede all prior or contemporaneous agreements or understandings, written or oral, among the parties with respect thereto. All covenants and agreements of the Buyer or the Partners contained herein shall survive the Closing in accordance with their respective terms.

8.2. DESCRIPTIVE HEADINGS. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

8.3. PUBLIC ANNOUNCEMENTS. The parties hereto agree that, to the maximum extent feasible, but subject, in the case of the Buyer, to its public disclosure and, as to all parties, other legal and regulatory obligations, they shall advise and confer with each other prior to the issuance (and provide copies to the other party prior to issuance) of any public announcements, reports, statements or releases pertaining to the transactions contemplated hereunder.

8.4. NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally-recognized overnight courier or by registered or certified mail, postage prepaid, return receipt requested, or by facsimile, with confirmation as provided above addressed as follows:

(a) if to the Buyer, to:

Answers Corporation
Jerusalem Technology Park
The Tower
Jerusalem 91481 Israel
Attention: Robert S. Rosenschein, CEO
Telephone: +972 (2) 649-5000
Telecopier: +972 (2) 649-5001

with a copy (not constituting notice) to:

Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas, 21st Floor
New York, New York 10018
Attention: Jeffrey J. Fessler, Esq.
Telephone: (212) 930-9700
Telecopier: (212) 930-9725

(b) if to the Seller, to:

Brainboost Partnership
Michael S. Hyman
45 Armand Rd.
Ridgefield, CT 06877
Attention: Assaf Rozenblatt and Edo Segal
Telephone: (203) 894-1212
Telecopier: (203) 894-1212

with a copy (not constituting notice) to:

Michael S. Hyman
127 West 96th Street #15B
New York, NY
Telephone: (646) 326-8596
Telecopier: (212) 316-5237

(c) if to the Partners, to

Michael S. Hyman
45 Armand Rd.
Ridgefield, CT 06877
Telephone: (203) 894-1212
Telecopier: (203) 894-1212

(d) All such notices or communications shall be deemed to be received (i) in the case of personal delivery or facsimile, on the date of such delivery, (ii) in the case of nationally-recognized overnight courier, on the next Business Day after the date when sent and (iii) in the case of mailing, on the third Business Day following the date on which the piece of mail containing such communication was posted.

8.5. COUNTERPARTS. This Agreement may be executed in any number of counterparts by original or facsimile signature, each such counterpart shall be an original instrument, and all such counterparts together shall constitute one and the same agreement.

8.6. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed wholly therein (without regard to principles of conflicts of laws).

8.7. BENEFITS OF AGREEMENT. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

8.8. PRONOUNS. As used herein, all pronouns shall include the masculine, feminine, neuter, singular and plural thereof whenever the context and facts require such construction.

8.9. AMENDMENT, MODIFICATION AND WAIVER. This Agreement shall not be altered or otherwise amended except pursuant to an instrument in writing signed by (i) the Buyer, (ii) the Seller and (iii) the Partners; provided, however, that any party to this Agreement may waive any obligation owed to it by any other party under this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

8.10. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

8.11. FURTHER ASSURANCES. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

8.12. CONSENT TO JURISDICTION; WAIVERS. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York, for the purposes of any Action (as defined below) arising out of this Agreement or any Related Agreement or any transaction contemplated hereby or thereby. Each of the parties hereto agrees to commence any Action relating hereto either in the United States District Court for the Southern District of New York or if such Action may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any Action arising out of this Agreement or any Related Agreement or any transaction contemplated hereby or thereby in (i) the Supreme Court of the State of New York, New York County, or (ii) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum. For purposes of this Agreement, "Action" means any claim, action, suit or arbitration, or any other proceeding, in each instance by or before any Governmental Authority or any nongovernmental arbitration, mediation or other nonjudicial dispute resolution body.

8.13. WAIVER OF JURY TRIAL. Each of the parties hereto irrevocably and unconditionally waives trial by jury in any Action relating to this Agreement, the Related Agreements or any transaction contemplated hereby or thereby, and for any counterclaim with respect thereto.

IN WITNESS WHEREOF, each of the parties hereto has caused this Asset Purchase Agreement to be executed on its behalf as of the day and year first above written.

ANSWERS CORPORATION

By:	/s/ Steven Steinberg
Name: Steven Steinberg
Title: Chief Financial Officer

BRAINBOOST PARTNERSHIP

By:	/s/ Assaf Rozenblatt
Name: Assaf Rozenblatt
Title: General Partner

PARTNERS:

/s/ ASSAF ROZENBLATT
ASSAF ROZENBLATT

/s/ EDO SEGAL
EDO SEGAL

/s/ JON MEDVED
JON MEDVED

SCHEDULE A

Business of the Company

The Brainboost Answer Engine (BAE)  is a robust answer extraction engine that receives a natural language question such as "Who was the first man on the moon" and returns an answer in plain English such as " The first man on the moon was Neil Armstrong". These answers are derived from a set of search results retrieved from a search engine. The BAE transforms the user query, queries the search engine or engines, retrieves the results, retrieves the underlying documents, analyzes them, extracts the possible answers and finally uses AnswerRank TM to score the answers and present them to the user in the most probable order.

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT, dated as of December 1, 2005 (this “Agreement”), is made by and between ANSWERS CORPORATION, a Delaware corporation, having its principal place of business located at Jerusalem Technology Park, The Tower, Jerusalem 91481, Israel (the “Company”), and each person named on the signature page hereto (each, a “Holder” and collectively, the “Holders”).

W I T N E S S E T H:

WHEREAS, a Purchase Agreement was entered into contemporaneously with this Agreement by and among the Company, Brainboost Technology, LLC and Brainboost Partnership (the “Purchase Agreement”) pursuant to which the Company will acquire Brainboost Technology, LLC from Brainboost Partnership; and

WHEREAS, the Company has agreed to prepare and file with the United States Securities and Exchange Commission (“SEC”), a Registration Statement to register for resale the shares of common stock of the Company issued to the Holders pursuant to the Purchase Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Holders hereby agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the following meanings:

(a) “Holder” means the Holder and any permitted transferee or assignee who agrees to become bound by the provisions of this Agreement in accordance with Section 9 hereof and who holds Registrable Securities.

(b) “Potential Material Event” means any of the following: (i) the possession by the Company of material information not ripe for disclosure in a registration statement, which shall be evidenced by a determination in good faith by the Board of Directors of the Company that disclosure of such information in the registration statement would be detrimental to the business and affairs of the Company or (ii) any material engagement or activity by the Company which would, in the good faith determination of the Board of Directors of the Company, be adversely affected by disclosure in a registration statement at such time; in each case where such determination shall be accompanied by a good faith determination by the Board of Directors of the Company that the registration statement would be materially misleading absent the inclusion of such information.

(c) “Register,”“Registered,” and “Registration” refer to a registration effected by preparing and filing a Registration Statement or Statements in compliance with the Securities Act and pursuant to Rule 415 under the Securities Act or any successor rule providing for offering securities on a continuous basis (“Rule 415”), and the declaration or ordering of effectiveness of such Registration Statement by the SEC.

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(d) “Registrable Securities” means the shares of Common Stock of the Company issued to the Holders pursuant to the Purchase Agreement excluding in all cases, however, (a) any Registrable Securities that have been previously sold pursuant to a registration statement filed and declared effective by the SEC, (b) Registrable Securities that have been sold by a Person in a transaction in which his or her rights under this Section 1 are not duly assigned as provided herein, (c) any Registrable Securities after such securities have been sold in a Public Sale.

(e) “Registration Statement” means a registration statement of the Company under the Securities Act covering Registrable Securities on Form S-3, if the Company is then eligible to file using such form, and if not eligible, on Form SB-2 or other appropriate form.

(f) “Effective Date” means the date the SEC declares a Registration Statement covering Registrable Securities and otherwise meeting the conditions contemplated hereby to be effective.

(g) “Public Sale" means a sale of securities pursuant to a registration statement declared effective under the Securities Act or to the public through a broker, dealer or market maker pursuant to the provisions of Rule 144 (or any similar provision then in effect) adopted under the Securities Act.

2. Registration.

(a) Mandatory Registration. The Company shall prepare and file with the SEC, as soon as possible after the date hereof but no later than seventy-five (75) days from the date hereof (the “Required Filing Date”), a Registration Statement registering for resale by the Holders the Registrable Securities. The Registration Statement shall include the Registrable Securities, and shall also state that, in accordance with Rule 416 and 457 under the Securities Act, it also covers such indeterminate number of additional shares of Common Stock as may become issuable to prevent dilution resulting from stock splits, or stock dividends. The Company shall use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as possible after the filing thereof, but in any event not later than one hundred twenty (120) days after the date hereof (the “Effectiveness Date”).

(b) Payments by the Company. If: (i) the Registration Statement is not filed on or prior to its Required Filing Date, (ii) the Company fails to file with the Commission a request for acceleration in accordance with Rule 461 promulgated under the Securities Act, within five business days of the date that the Company is notified (orally or in writing, whichever is earlier) by the Commission that a Registration Statement will not be “reviewed”, or not subject to further review, (iii) a Registration Statement filed or required to be filed hereunder is not declared effective by the Commission on or before the required Effectiveness Date or (iv) after the Effectiveness Date, the availability of the Registration Statement is suspended for more than an aggregate 60 days in any 12-month period, (any such failure or breach being referred to as an “Event”) and for purposes of clause (i) or (iii) the date on which such Event occurs, or for purposes of clause (ii) the date on which such five business day period is exceeded, or for purposes of clause (iv) the date on which such 60 day period is exceeded being referred to as an “Event Date”, then in addition to any other rights the Holders may have hereunder or under applicable law, on each monthly anniversary of each such Event Date (if the applicable Event shall not have been cured by such date) until the applicable Event is cured, the Company shall pay to the Holders an aggregate amount in cash, as partial liquidated damages and not as a penalty, of $100,000. The partial liquidated damages pursuant to the terms hereof shall apply on a daily pro-rata basis for any portion of a month prior to the cure of an Event.

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3. Obligations of the Company. In connection with the registration of the Registrable Securities, the Company shall do each of the following:

(a) Prepare promptly, and file with the SEC by the Required Filing Date a Registration Statement with respect to not less than the number of Registrable Securities provided in Section 2(a) above, and thereafter use its reasonable best efforts to cause such Registration Statement relating to Registrable Securities to become effective and keep the Registration Statement effective at all times during the period (the “Registration Period”) continuing until the earliest of (i) the date that is two (2) years after the last day of the calendar month following the month in which the relevant Effective Date occurs, (ii) the date when the Holders may sell all Registrable Securities under Rule 144 without volume or other restrictions or limits or (iii) the date the Holders no longer own any of the Registrable Securities, which Registration Statement (including any amendments or supplements thereto and prospectuses contained therein) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading;

(b) Prepare and file with the SEC such amendments (including post-effective amendments) and supplements to the Registration Statement and the prospectus used in connection with the Registration Statement as may be necessary to keep the Registration Statement effective at all times during the Registration Period, and, during the Registration Period, comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities of the Company covered by the Registration Statement until such time as all of such Registrable Securities have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof as set forth in the Registration Statement;

(c) Permit a single firm of counsel designated by the Holders to review the Registration Statement and all amendments and supplements thereto a reasonable period of time (but not less than three (3) business days) prior to their filing with the SEC, and not file any document in a form to which such counsel reasonably objects;

(d) Notify each Holder and such Holders’s legal counsel identified to the Company and which has requested by written notice to the Company that it receive such notification (“Holder’s Counsel”) and any managing underwriters immediately (and, in the case of (i)(A) below, not less than three (3) business days prior to such filing) and (if requested by any such person) confirm such notice in writing no later than one (1) business day following the day (i)(A) when a Prospectus or any Prospectus supplement or post-effective amendment to the Registration Statement is proposed to be filed; (B) whenever the SEC notifies the Company whether there will be a “review” of such Registration Statement; (C) whenever the Company receives (or a representative of the Company receives on its behalf) any oral or written comments from the SEC in respect of a Registration Statement (copies or, in the case of oral comments, summaries of such comments shall be promptly furnished by the Company to the Holders); and (D) with respect to the Registration Statement or any post-effective amendment, when the same has become effective; (ii) of any request by the SEC or any other Federal or state governmental authority for amendments or supplements to the Registration Statement or Prospectus or for additional information; (iii) of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement covering any or all of the Registrable Securities or the initiation of any proceedings for that purpose; (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any proceeding for such purpose; and (v) of the occurrence of any event that to the best knowledge of the Company makes any statement made in the Registration Statement or Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires any revisions to the Registration Statement, Prospectus or other documents so that, in the case of the Registration Statement or the Prospectus, as the case may be, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

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(e) Furnish to each Holder and such Holder’s Counsel (i) promptly after the same is prepared and publicly distributed, filed with the SEC, or received by the Company, one (1) copy of the Registration Statement, each preliminary prospectus and prospectus, and each amendment or supplement thereto, and (ii) such number of copies of a prospectus, and all amendments and supplements thereto and such other documents, as such Holder may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holder;

(f) As promptly as practicable after becoming aware thereof, notify each Holder of the happening of any event of which the Company has knowledge, as a result of which the prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and use its best efforts promptly to prepare a supplement or amendment to the Registration Statement or other appropriate filing with the SEC to correct such untrue statement or omission, and deliver a number of copies of such supplement or amendment to each Holder as such Holder may reasonably request;

(g) As promptly as practicable after becoming aware thereof, notify each Holder who holds Registrable Securities being sold (or, in the event of an underwritten offering, the managing underwriters) of the issuance by the SEC of a Notice of Effectiveness or any notice of effectiveness or any stop order or other suspension of the effectiveness of the Registration Statement at the earliest possible time;

(h) Notwithstanding the foregoing, if at any time or from time to time after the date of effectiveness of the Registration Statement, the Company notifies the Holder in writing of the existence of a Potential Material Event, the Holder shall not offer or sell any Registrable Securities, or engage in any other transaction involving or relating to the Registrable Securities, from the time of the giving of notice with respect to a Potential Material Event until such Holder receives written notice from the Company that such Potential Material Event either has been disclosed to the public or no longer constitutes a Potential Material Event. The Company shall be entitled to exercise its right under this Section 3(h) to suspend the availability of a Registration Statement, for a period not to exceed 60 days (which need not be consecutive days) in any 12 month period.

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(i) Use its reasonable efforts to secure and maintain the designation of all the Registrable Securities covered by the Registration Statement on the Nasdaq National Market.

(j) Take all other reasonable actions necessary to expedite and facilitate disposition by the Holders of the Registrable Securities pursuant to the Registration Statement.

4. Obligations of the Holders. In connection with the registration of the Registrable Securities, the Holders shall have the following obligations:

(a) It shall be a condition precedent to the obligations of the Company to complete the registration pursuant to this Agreement with respect to the Registrable Securities of a particular Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of the Registrable Securities held by it, as shall be reasonably required to effect the registration of such Registrable Securities and shall execute such documents in connection with such registration as the Company may reasonably request. At least ten (10) days prior to the first anticipated filing date of the Registration Statement, the Company shall notify each Holder of the information the Company requires from each such Holder (the “Requested Information”) if such Holder has any Registrable Securities included in the Registration Statement. If at least two (2) business days prior to the filing date the Company has not received the Requested Information from a Holder (a “Non-Responsive Holder”), then the Company may file the Registration Statement without including Registrable Securities of such Non-Responsive Holder;

(b) Each Holder, by such Holder’s acceptance of the Registrable Securities, agrees to cooperate with the Company as reasonably requested by the Company in connection with the preparation and filing of the Registration Statement hereunder, unless such Holder has notified the Company in writing of such Holder’s election to exclude all of such Holder’s Registrable Securities from the Registration Statement; and

(c) Each Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3(f) or 3(g), above, such Holder will immediately discontinue disposition of Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 3(f) or 3(g) and, if so directed by the Company, such Holder shall deliver to the Company (at the expense of the Company) or destroy (and deliver to the Company a certificate of destruction) all copies in such Holder’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice.

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5. Expenses of Registration. All reasonable expenses (other than underwriting discounts and commissions of the Holder and fees and expenses of Holder’s Counsel) incurred in connection with registrations, filings or qualifications pursuant to Section 3, but including, without limitation, all registration, listing, and qualifications fees, printers and accounting fees and the fees and disbursements of counsel for the Company shall be borne by the Company.

6. Indemnification. In the event any Registrable Securities are included in a Registration Statement under this Agreement:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder who holds such Registrable Securities (each, an “Indemnified Person” or “Indemnified Party”), against any losses, claims, damages, liabilities or expenses (joint or several) incurred (collectively, “Claims”) to which any of them may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such Claims (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any of the following statements, omissions or violations in the Registration Statement, or any post-effective amendment thereof, or any prospectus included therein: (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any post-effective amendment thereof or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) any untrue statement or alleged untrue statement of a material fact contained in the final prospectus (as amended or supplemented, if the Company files any amendment thereof or supplement thereto with the SEC) or the omission or alleged omission to state therein any material fact necessary to make the statements made therein, in light of the circumstances under which the statements therein were made, not misleading or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation under the Securities Act, the Exchange Act or any state securities law (the matters in the foregoing clauses (i) through (iii) being, collectively, “Violations”). Subject to clause (b) of this Section 6, the Company shall reimburse the Holders, promptly as such expenses are incurred and are due and payable, for any legal fees or other reasonable expenses incurred by them in connection with investigating or defending any such Claim. Notwithstanding anything to the contrary contained herein, the indemnification agreement contained in this Section 6(a) shall not (I) apply to a Claim arising out of or based upon a Violation which occurs in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of any Indemnified Person expressly for use in connection with the preparation of the Registration Statement or any such amendment thereof or supplement thereto, after such prospectus was made available by the Company pursuant to Section 3(c) hereof; (II) be available to the extent such Claim is based on a failure of the Holder to deliver or cause to be delivered the prospectus made available by the Company or the amendment or supplement thereto made available by the Company; (III) be available to the extent such Claim is based on the delivery of a prospectus by the Holder after receiving notice from the Company under Section 3(f), (g) or (h) hereof (other than a notice regarding the effectiveness of the Registration Statement or any amendment or supplement thereto), or (IV) apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed. Each Holder will indemnify the Company and its officers, directors and agents (each, an “Indemnified Person” or “Indemnified Party”) against any claims arising out of or based upon a Violation which occurs in reliance upon and in conformity with information furnished in writing to the Company, by or on behalf of such Holder, expressly for use in connection with the preparation of the Registration Statement or the amendment or supplement thereto, subject to such limitations and conditions as are applicable to the Indemnification provided by the Company to this Section 6. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Person and shall survive the transfer of the Registrable Securities by the Holders pursuant to Section 9.

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(b) Promptly after receipt by an Indemnified Person or Indemnified Party under this Section 6 of notice of the commencement of any action (including any governmental action), such Indemnified Person or Indemnified Party shall, if a Claim in respect thereof is to be made against any indemnifying party under this Section 6, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume control of the defense thereof with counsel mutually satisfactory to the indemnifying party and the Indemnified Person or the Indemnified Party, as the case may be. In case any such action is brought against any Indemnified Person or Indemnified Party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate in, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, assume the defense thereof, subject to the provisions herein stated and after notice from the indemnifying party to such Indemnified Person or Indemnified Party of its election so to assume the defense thereof, the indemnifying party will not be liable to such Indemnified Person or Indemnified Party under this Section 6 for any legal or other reasonable out-of-pocket expenses subsequently incurred by such Indemnified Person or Indemnified Party in connection with the defense thereof other than reasonable costs of investigation, unless the indemnifying party shall not pursue the action to its final conclusion. The Indemnified Person or Indemnified Party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and reasonable out-of-pocket expenses of such counsel shall not be at the expense of the indemnifying party if the indemnifying party has assumed the defense of the action with counsel reasonably satisfactory to the Indemnified Person or Indemnified Party provided such counsel is of the opinion that all defenses available to the Indemnified Party can be maintained without prejudicing the rights of the indemnifying party. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of any liability to the Indemnified Person or Indemnified Party under this Section 6, except to the extent that the indemnifying party is prejudiced in its ability to defend such action. The indemnification required by this Section 6 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as such expense, loss, damage or liability is incurred and is due and payable.

7. Contribution. To the extent any indemnification by an indemnifying party is prohibited or limited by law, the indemnifying party agrees to make the maximum contribution with respect to any amounts for which it would otherwise be liable under Section 6 to the fullest extent permitted by law; provided, however, that (a) no contribution shall be made under circumstances where the maker would not have been liable for indemnification under the fault standards set forth in Section 6; (b) no seller of Registrable Securities guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any seller of Registrable Securities who was not guilty of such fraudulent misrepresentation; and (c) except where the seller has committed fraud (other than a fraud by reason of the information included or omitted from the Registration Statement as to which the Company has not given notice as contemplated under Section 3 hereof) or intentional misconduct, contribution by any seller of Registrable Securities shall be limited in amount to the net amount of proceeds received by such seller from the sale of such Registrable Securities.

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8. Reports under Securities Act and Exchange Act. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act or any other similar rule or regulation of the SEC that may at any time permit the Holders to sell securities of the Company to the public without registration (“Rule 144”), the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144;

(b) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(c) furnish to Holder so long as Holder owns Registrable Securities, promptly upon request, (i) a written statement by the Company that it has complied with the reporting requirements of the Securities Act and the Exchange Act, and (ii) such other information as may be reasonably requested to permit Holder to sell such securities pursuant to Rule 144 without Registration.

(d) The Company will, at the request of any Holder of Registrable Securities, upon receipt from such Holder of a certificate certifying (i) that such Holder has held such Registrable Securities for a period of not less than one (1) year, (ii) that such Holder has not been an affiliate (as defined in Rule 144) of the company for more than the ninety (90) preceding days, and (iii) as to such other matters as may be appropriate in accordance with such Rule, remove from the stock certificate representing such Registrable Securities that portion of any restrictive legend which relates to the registration provisions of the Securities Act.

9. Assignment of the Registration Rights. The rights to have the Company register Registrable Securities pursuant to this Agreement shall be automatically assigned by the Holders to any transferee of the Registrable Securities only if: (a) the Holder agrees in writing with the transferee or assignee to assign such rights, and a copy of such agreement is furnished to the Company within a reasonable time after such assignment, (b) the Company is, within a reasonable time after such transfer or assignment, furnished with written notice of (i) the name and address of such transferee or assignee and (ii) the securities with respect to which such registration rights are being transferred or assigned, (c) immediately following such transfer or assignment the further disposition of such securities by the transferee or assignee is restricted under the Securities Act and applicable state securities laws, (d) at or before the time the Company received the written notice contemplated by clause (b) of this sentence the transferee or assignee agrees in writing with the Company to be bound by all of the provisions contained herein, and (e) such transfer of Registrable Securities is completed and disclosed to the Company prior to the Effective Date. In the event of any delay in filing or effectiveness of the Registration Statement as a result of such assignment, the Company shall not be liable for any damages arising from such delay, or the payments set forth in Section 2(b) hereof arising from such delay.

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10. Amendment of Registration Rights. Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Holders. Any amendment or waiver effected in accordance with this Section 10 shall be binding upon each Holder and the Company.

11. Miscellaneous.

(a) A person or entity is deemed to be a holder of Registrable Securities whenever such person or entity owns of record such Registrable Securities. If the Company receives conflicting instructions, notices or elections from two or more persons or entities with respect to the same Registrable Securities, the Company shall act upon the basis of instructions, notice or election received from the registered owner of such Registrable Securities.

(b) Notices required or permitted to be given hereunder shall be given in the manner contemplated by the Purchase Agreement, if to the Company or to the Holders, to their respective address contemplated by the Purchase Agreement.

(c) Failure of any party to exercise any right or remedy under this Agreement or otherwise, or delay by a party in exercising such right or remedy, shall not operate as a waiver thereof.

(d) This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York for contracts to be wholly performed in such state and without giving effect to the principles thereof regarding the conflict of laws. Each of the parties consents to the jurisdiction of the federal courts whose districts encompass any part of the City of New York or the state courts of the State of New York sitting in the City of New York in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non coveniens, to the bringing of any such proceeding in such jurisdictions. To the extent determined by such court, either party hereto shall reimburse the other party for any reasonable legal fees and disbursements incurred by such party in enforcement of or protection of any of its rights under this Agreement.

(e) If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or enforceability of this Agreement in any other jurisdiction.

(f) Subject to the requirements of Section 9 hereof, this Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties hereto.

(g) All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

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(h) The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning thereof.

(i) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement. This Agreement, once executed by a party, may be delivered to the other party hereto by telephone line facsimile transmission of a copy of this Agreement bearing the signature of the party so delivering this Agreement.

(j) The Company acknowledges that any failure by the Company to perform its obligations under Section 3(a) hereof, or any delay in such performance could result in loss to the Holders, and the Company agrees that, in addition to any other liability the Company may have by reason of such failure or delay, the Company shall be liable for all direct damages caused by any such failure or delay, unless the same is the result of force majeure. Neither party shall be liable for consequential damages.

(k) This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein. This Agreement supersedes all prior agreements and understandings among the parties hereto with respect to the subject matter hereof This Agreement may be amended only by an instrument in writing signed by the party to be charged with enforcement thereof.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

COMPANY: ANSWERS CORPORATION

By:	/s/ Steven Steinberg
Name: Steven Steinberg Title: Chief Financial Officer

HOLDERS:

BRAINBOOST PARTNERSHIP

By:	/s/ ASSAF ROZENBLATT

Name:	ASSAF ROZENBLATT

Title:	GENERAL PARTNER

ASSAF ROZENBLATT
/s/ ASSAF ROZENBLATT

EDO SEGAL
/s/ EDO SEGAL

JON MEDVED
/s/ JON MEDVED

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EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) entered into as of December 1, 2005 by and between Answers Corporation, (“Company”) and Assaf Rozenblatt (“Employee”).

WHEREAS, the Company and Employee are parties to that certain Purchase Agreement dated as of even date herewith (the “Purchase Agreement”), pursuant to which, among other things, (i) the Company has agreed to purchase all of the limited liability interests in Brainboost Technology, LLC from Brainboost Partnership, and (ii), the Company will own title to and all rights associated with certain proprietary technology (a/k/a the Brainboost Answer Engine; “BAE”); and

WHEREAS, the Company plans to integrate the BAE into its product(s) and, for purposes of such integration, seeks the knowledge and expertise gained by Employee during his development of the BAE; and

WHEREAS, Employee desires to become employed by the Company, and the Company desires to employ Employee upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Definition of Certain Terms. Capitalized terms used in this Agreement but not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

2. Employment. The Company hereby agrees to employ Employee, and Employee hereby accepts such employment and agrees to perform Employee's duties and responsibilities, in accordance with the terms, conditions and provisions hereinafter set forth. This Agreement shall be effective as of the date set forth in Section 2.1 below, and shall continue until it is terminated in accordance with Section 3 hereof. Nothing in this Agreement shall be construed as giving Employee any right to be retained in the employ of the Company, and Employee specifically acknowledges that he shall be an employee-at-will of the Company, and thus subject to discharge at any time by the Company with or without Cause and without compensation of any nature except as provided in this Agreement.

2.1. Duties and Responsibilities. Commencing December 5, 2005 (the “Effective Date”), Employee shall serve as the Director of Natural Language Research of the Company, reporting to the Company’s Chief Technical Officer (or, alternatively, another product development executive, if applicable). Employee shall perform all duties and accept all responsibilities incident to such position as such tasks that may be reasonably assigned to him by his supervisor and by the Company’s CEO relating to the assistance with the integration of the BAE into the Company’s product(s) and further development of the BAE. The parties agree that Employee will be responsible, among other things, for leading a team, the size, composition and location of which shall be determined by agreement of the Company and Employee, to address the porting, integration and continued development of the BAE.

2.2. Relocation. Employee undertakes to spend up to six (6) months, commencing no later than January 1, 2006 (the “Travel Date”), in Israel, working out of the Company’s R&D facilities in Jerusalem, for purposes of ensuring a smooth integration of the BAE into the Company’s product(s) (the “Relocation Period”). Employee acknowledges that management may request that the Relocation Period be extended or shortened, and will reasonably cooperate to meet the Company’s needs in this respect. During the Relocation Period, Employee shall be entitled to the coverage by the Company of (i) one (1) roundtrip coach airfare tickets for each three months of relocation in Israel (exclusive of Employee’s first relocation trip and relocation back to New York at the culmination of the Relocation Period) between New York and Israel, (ii) monthly living, travel and miscellaneous expenses in Israel not to exceed $1,500, and (iii) the premiums for any additional medical coverage necessary to cover the Employee while abroad to the same extent as he would be covered in the United States (the “Covered Expenses”). The parties agree that the Covered Expenses shall constitute the exclusive payment to Employee for his expenses incurred during the Relocation Period. The Company shall pay such Covered Expenses at such times and in the same manner as the Company customarily reimburses its other employees for amounts expended on behalf of the Company.

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2.3. Extent of Service. Employee agrees to use his best efforts to carry out his duties and responsibilities under Section 2.1 hereof and, consistent with the other provisions of this Agreement, to devote substantially all of his business time thereto. Notwithstanding the foregoing, the Company acknowledges that between the Effective Date and the Travel Date, Employee will be permitted to devote a portion of his business time to personal arrangements in preparation for the Relocation Period and that during such period, his failure to devote to the Company the requisite efforts and business time shall not be considered in any way a breach of this Agreement; provided, however, that Employee agrees to make himself available, to as much extent possible, for business matters concerning his duties and responsibilities and to reasonably accommodate the Company’s needs.

2.4. Base Salary. For all the services rendered by Employee hereunder, the Company shall pay Employee a base salary (“Base Salary”) to his designated account in the United States, commencing on the Effective Date, at the annual rate of one hundred twenty thousand Dollars ($120,000), payable in installments at such times as the Company customarily pays its other U.S. employees (and subject only to such withholdings as the Company’s U.S. employees are subject to).

2.5. Benefits; Retirement and Savings Plans. Employee shall be entitled to participate in the Company’s standard medical insurance plans and in all employee retirement or savings plans and programs made available to the Company's U. S. employees generally, as such plans may be in effect from time to time and subject to the eligibility requirements of such plans.

2.6. Vacation; Holidays; Sick Days. Employee shall be entitled to fifteen (15) days of paid vacation each year, adding one (1) day for each year from the date of initial employment up to a total maximum of twenty-two (22) days annually, and additional time off for sick leave and holidays in accordance with the Company's vacation, holiday and other pay for time not worked policies.

3. Termination. Employee's employment shall terminate upon the occurrence of any of the following events:

3.1. Voluntary Termination By the Company. The Company may terminate the Employee’s employment with the Company without cause at any time upon one (1) month written notice. The Company shall have the right, in its sole discretion, to require Employee to continue working for the Company during the notice period.

3.2. Disability. The Company may terminate Employee's employment if Employee has been unable to perform the material duties of his employment due to a disability which (i) continues for more than ninety (90) days and (ii) cannot be reasonably accommodated (the “Disability”). If the Company terminates Employee's employment for Disability, Employee shall be entitled to receive under this Agreement the following:

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(a) The Company shall pay to Employee any amounts earned, accrued or owing but not yet paid under Section 2 above.

(b) Employee shall receive any other benefits accrued or earned in accordance with the terms of any applicable benefit plans and programs of the Company.

3.3. Death. If Employee dies while employed by the Company, the Company shall pay to Employee's executor, legal representative, administrator or designated beneficiary, as applicable, (i) any amounts earned, accrued or owing but not yet paid under Section 2 above and any benefits accrued or earned under the Company's benefit plans and programs. Otherwise, the Company shall have no further liability or obligation under this Agreement to Employee's executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through Employee.

3.4. Cause. The Company may terminate Employee’s employment at any time for “Cause” upon immediate written notice to Employee, in which event all payments under this Agreement shall cease, except for Base Salary to the extent already accrued. Employee shall be entitled to any benefits accrued or earned before his termination in accordance with the terms of any applicable benefit plans and programs of the Company. For purposes of this Section 3.4, the term “Cause” shall mean the occurrence of any one or more of the following: (i) Any act of fraud or dishonesty or gross negligence, only as such relates to his Employment; (ii) Employee’s willful misconduct which materially injures the Company; (iii) Employee’s conviction by, or entry or a plea of guilty or nolo contendre in, a court of competent jurisdiction for any crime which constitutes a felony in the jurisdiction involved, or (iv) the gross failure by Employee to adequately perform his duties to assist with the integration of the BAE into the Company’s product(s) and further develop the BAE. The Employee may contest any termination pursuant to Section 3.4 of this Agreement.

3.5. Notice of Termination. Any termination of Employee's employment shall be communicated by a written notice of termination to the other party hereto given in accordance with Section 9 below.

4. Covenant Not to Compete. Employee acknowledges that the nature of the Company's business is such that if Employee were to become employed by, or substantially involved in, the business of a competitor of the Company while employed by the Company and for twelve (12) months following the termination of Employee’s employment by the Company, for whatever reason, it would be very difficult for the Employee not to rely on or use the Company's trade secrets and confidential information (the “Non-Compete Period”). Thus, to avoid the inevitable disclosure of the Company’s trade secrets and confidential information, during the Non-Compete Period, Employee agrees not to directly or indirectly engage in (whether as an employee, consultant, proprietor, partner, director or otherwise), nor have any ownership interest in or participate in the financing, operation, management or control of, any person, firm, corporation or business that competes with the business the Company was pursuing or had documented concrete plans to pursue at the time of the termination of the Employee’s employment as described above, or is a customer of the Company at the time of the termination of the Employee's employment. In addition, during the Non-Compete Period, Employee will not directly or indirectly: (a) solicit, encourage, recruit or take any other action which is intended to induce any other employee, independent contractor, customer or supplier of the Company or any affiliated corporation to terminate his, her or its relationship with the Company or any affiliated corporation; or (b) interfere in any manner with the contractual or employment relationship between the Company or any affiliated corporation and any employee, independent contractor, customer or supplier of the Company or any affiliated corporation. The foregoing restrictions shall not preclude Employee from purchasing, receiving or holding (directly or indirectly) solely as a passive investment 5% or less of the outstanding stock, other securities or other equity participation interests of any entity.

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5. Non-Disclosure. Employee acknowledges that during the course of his performance of services for the Company, he will acquire technical knowledge with respect to the Company’s business operations, including, by way of illustration, the Company’s existing and contemplated products (current and future), trade secrets, methods, secrets, formulas, data, patents, copyrights, know how, source code, software programs, models, compilations, algorithms, flow charts, techniques, systems, processes, business and financial methods or practices, plans, pricing, marketing, merchandising and selling techniques and information, customer lists, supplier lists, plans, price lists, technical information, data and know-how (whether for its own use or for use by Company clients) and including, without limitation, confidential information relating to the Company’s policies and/or business strategy and business and operations of the Company’s affiliates (all of such information herein referenced to as the “Confidential Information”); provided, however that the term “Confidential Information” shall not include (a) any information which is or becomes publicly available otherwise than through breach of this Agreement or (b) any information which is or becomes known or available to Employee on a non-confidential basis and not in contravention of applicable law from a source which is entitled to disclose such information to Employee. Employee agrees that he will not, while he is employed by the Company, divulge to any person, directly or indirectly, except to the Company or its officers, employees and agents or as reasonably required in connection with his duties on behalf of the Company, or use, except on behalf of the Company, any Confidential Information. Employee agrees that he will not, at any time after his employment with the Company has ended, divulge to any person directly or indirectly any Confidential Information nor use the Confidential Information in any way detrimental to the Company. Employee further agrees that if his relationship with the Company is terminated (for whatever reason) he shall not take with him but will leave with the Company all records, papers and computer software and data and any copies thereof relating to the Confidential Information (or if such papers, records, computer software and data or copies are not on the premises of the Company, Employee agrees to return such papers, records and computer software and data immediately upon his termination). Employee acknowledges that all such papers, records, computer software and data or copies thereof are and remain the property of the Company. Notwithstanding anything in this Agreement to the contrary, the Employee may disclose Confidential Information to the extent necessary in relation to legal proceeding, threatened legal proceedings and financial and tax matters related to or in connection with the Purchase Agreement, this Agreement and the rights and obligations under both agreements as well as the other Related Agreements. In the event that the Employee is requested to disclose Confidential Information by operation of law, court order or other governmental demand (“Process”), the Employee shall immediately notify the Company of such Process and shall not disclose such Confidential Information in response to such Process, to the extent requested protection from a legal or governmental authority with jurisdiction to offer protection in the face of such Process has been granted.

6. Intellectual Property Rights. Employee agrees that all proprietary information, including but not limited to, trade secrets and know-how, corporate documents and records, investor-lists, policies, copyrights, inventions, source code, software, methods, innovations, improvements, discoveries or developments relating to the Company’s business or method of conducting business and to the BAE, including new contributions, improvements and ideas, whether or not patentable, copyrightable or in any other way legally protected (“Inventions”), conceived or made by Employee, either solely or jointly with others, during Employee’s employment with the Company which arise out of Employee’s employment or exposure to Confidential Information shall belong to and be the sole property of the Company. Employee assigns to the Company any rights Employee may have or acquire in such Inventions and agrees to execute all instruments and documents and to perform all actions which may be reasonably requested by the Board to establish, confirm and vest in the Company such ownership.

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7. Survivorship. The respective rights and obligations of the parties under this Agreement shall survive any termination of Employee's employment to the extent necessary to the intended preservation of such rights and obligations.

8. Governing law; Forum. This Agreement shall be governed by, and construed and interpreted under, the laws of the State of New York. Any legal claim lodged by one party against the other arising from the terms of this Agreement shall be adjudicated only by the appropriate court in the State of new York.

9. Notices. All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail or sent via facsimile, as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company, to:

Answers Corporation
237 West 35th Street
Suite 1101
New York, NY 10001
Facsimile: 646-304-1824
Attention: Robert S. Rosenschein, CEO

If to Employee, to:
Assaf Rozenblatt
7001 Ave V, Apt 2
Brooklyn, NY 11234
Facsimile: ______________

or to such other names or addresses as the Company or Employee, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

10. Contents of Agreement; Amendment and Assignment.

(a) This Agreement, the Purchase Agreement and the Related Agreements set forth the entire understanding between the parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment approved by the Company and executed on its behalf by an officer and by Employee.

(b) All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the employment duties and responsibilities of Employee under this Agreement are of a personal nature and shall not be assignable or delegatable in whole or in part by Employee. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, within 15 days of such succession, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place.

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11. Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

12. Remedies Cumulative; No Waiver. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

13. Miscellaneous. All section headings used in this Agreement are for convenience only. This Agreement may be executed in counterparts, each of which is an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

14. Withholding. All payments under this Agreement shall be made subject to applicable U. S. tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local income taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. Except as specifically provided otherwise in this Agreement, Employee shall bear all expense of, and be solely responsible for, all federal, state and local income taxes due with respect to any payment received under this Agreement.

15. Company Policies. Employee hereby acknowledges receipt, together with this Agreement, of the Company’s (i) Code of Ethics and Business Conduct, attached hereto as Exhibit A (the “Code”) and (ii) Procedures and Guidelines Governing Insider Trading and Tipping, attached hereto as Exhibit B (the “Insider Trading Policy”; collectively, the “Policies”), and confirms that he has read and understood the provisions contained in the Policies, recognizes that the Policies apply to all Company employees and firmly undertakes to abide by their provisions at all times.

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

Answers Corporation

By:	/s/ Steven Steinberg
Name: Steven Steinberg Title: Chief Financial Officer

Employee
/s/ Assaf Rozenblatt
Assaf Rozenblatt

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